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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 2
TO
FORM SB-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Network Printing Solutions, Inc.
(Name of small business issuer in its charter)

Delaware	541512	74-3028781
(State or jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S.Employer Identification No.)

Network Printing Solutions, Inc.
801 International Parkway
5th Floor
Lake Mary, FL 32746
(407) 562-1992
(Address and telephone number of principal executive offices)

(Same as above)
(Address of principal place of business or intended principal place of business)

Richard E Knecht Esq.
1301 Dove Street, Suite 900
Newport Beach, CA 92660
(949) 851-6130
(Name, address, and telephone number of agent for service)

Approximate date of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this Form is a post-effective amendment file pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering    ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee

Common stock	400,000 shares	$5.00	$2,000,000.00	$184.00(2)

(1)
We have estimated the value of the 400,000 shares of common stock being registered at $5.00 per share, solely for determining the registration fee pursuant to Rule 457 (o) under the Securities Act of 1933.

(2)
Previously paid.

        The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

        The information in this prospectus is incomplete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where such offer or sale is prohibited.

Subject to Completion,
Dated January    , 2003

Prospectus Initial Public Offering

Network Printing Solutions, Inc.
801 International Parkway, 5th Floor
Lake Mary, Florida 32746

We are offering 200,000 to 400,000 shares
of our common stock at $5.00 per share.

        Look carefully at the risk factors section beginning on page 10.

        You should only rely on the information in this document and Information that we specifically provide to you. We have not authorized anyone else to provide you

  •
  If you wish to purchase shares, you must follow the instructions under the heading "How to Subscribe" beginning on page 15.

  •
  Neither the SEC nor any state securities commission has approved these securities or determined that this prospectus is accurate or complete. It's illegal for anyone to tell you otherwise.

  •
  We have not retained anyone to sell these shares for us. We are relying on our officers, directors, and key personnel to sell them. If we are not successful, we may hire someone to sell the shares for us. If we do, we will have to pay commissions.

  •
  This offering will expire on March 31, 2003 unless we elect to terminate it earlier, or extend it to a date up to June 30, 2003.

  •
  All funds submitted to purchase our shares will be placed in an escrow account until we have sold a minimum of 200,000 shares for a minimum amount of $1,000,000. The minimum purchase is 500 shares.

  •
  These securities are not listed on any national exchange or on the Nasdaq Stock Market list. There is no market for these securities.

        The following table shows how much we will raise at the minimum and maximum shares offered and how much will be received by our company.

Shares	Price		Commissions	Expenses	Net
200,000	@ $	5.00	None	$25,000	$975,000
400,000	@ $	5.00	None	$25,000	$1,975,000

The effective date of this prospectus is January    , 2003
Cross Reference Sheet
Showing the Location In Prospectus of
Information Required by Items of Form SB-2

Part I. Information Required in Prospectus

Item No.	Required Item	Location or Caption
1.	Front of Registration Statement and Outside Cover of Prospectus	Front of Registration Statement and Outside Cover of Prospectus
2.	Inside Front and Outside Back Cover Pages of Prospectus	Inside Front Cover Page of Prospectus and Outside Front Cover of Prospectus
3.	Summary Information and Risk Factors Prospectus Summary	Risk Factors
4.	Use of Proceeds	Use of Proceeds
5.	Determination of Offering Price	Determination of Offering Price
6.	Dilution	Dilution
7.	Selling Security Holders	Not Applicable
8.	Plan of Distribution	Plan of Distribution
9.	Legal Proceedings	Business of the Company—Legal Proceedings; Legal Matters
10.	Directors, Executive Officers, Promoters and Control Persons	Management
11.	Security Ownership of Certain Beneficial Owners and Management	Security Ownership of Certain Beneficial Owners and Management
12.	Description of Securities	Description of Securities
13.	Interest in Named Experts and Counsel	Legal Matters; Experts; Financial Statements
14.	Disclosure of Commission Position on Indemnification for Securities Act Liabilities	Statement as to Indemnification
15.	Organization Within Last Five Years	Management; Certain Transactions
16.	Description of Business	Business of the Company
17.	Management's Discussion and Analysis or Plan of Operation	Management's Discussion and Analysis of Financial Condition And Results of Operations
18.	Description of Property	Proposed Business—Facilities
19.	Certain Relationships and Related Transactions	Certain Relationships and Related Transactions
20.	Market for Common Equity and	Prospectus Summary; Risk Factors; Description of Securities
21.	Executive Compensation	Management
22.	Financial Statements	Financial Statements
23.	Changes in and Disagreements with Accounts on Accounting and Financial Disclosure	Not Applicable

Table of Contents

Page
Prospectus Summary	5
Network Printing Solutions, Inc.	5
The Offering	5
Selected Financial Data and Financial Information	8
Risk Factors	10
Because we are presently dependent upon two customer relationships for most of our business and profitability, the loss of either of those relationships would adversely affect our operations	10
We are currently dependent upon others to sell our products for us, and if they fail to continue to do so our sales will be severely impacted until we are able to establish our own sales force	10
If technology affects the continuing need of the professional and service sectors to manage their copying and printing output and operations, and their need to audit document page production, then our operations will be adversely impacted	10
We are dependent upon subcontractors for certain manufacturing and software development functions, which we cannot control, and if they fail to perform our operations will be negatively impacted	10
There may be an absence of a trading market, which would eliminate or adversely impact your ability to sell your shares	10
We do not intend to pay dividends, so you will have to look to the possible sale of your stock to realize any gain or to recover your investment	11
Most of our debenture holders have the right, at a price which will likely be approximately $2.00 per share, to convert their debentures to our common stock, which would cause dilution in your investment because they will have paid less for their shares than you will pay in this offering	11
We may use a portion of the proceeds of this offering to retire outstanding debentures, including those held by affiliates, which would reduce the cash flow available to the Company for expansion, and would reduce the amount invested in the Company by its affiliates	11
We have not completed staffing, which could delay our expansion plans and projected sales and profits, due to the difficulty we may encounter in finding qualified personnel and due to the costs involved in hiring additional personnel	12
We are dependent on the services of key personnel, and if any of these individuals should become unavailable, we would need to find replacements for them, which may prove difficult and could adversely affect our operations and development plans for new products	12
The availability of our shares for sale could adversely affect our share price as there is a risk our affiliates could sell a sufficient volume of shares to lower the share price	12
The offering price has been arbitrarily determined and you run the risk of paying an amount in excess of the value you will ultimately receive	12
Our initial shareholders will retain significant control after the offering, and you may be unable to meaningfully influence the direction of the Company	12
Forward Looking Information	13

Terms of the Offering	13
How to Subscribe	15
Use of Proceeds	15
Capitalization	16
Determination of Offering Price	16
Dilution	17
Management's Discussion and Analysis of Financial Condition and Results of Operations	18
Business of the Company	22
General	22
Products	22
Product Ownership	23
Competition	24
Intellectual Properties	24
Marketing	25
Our Strategy	26
Employees	27
Properties	27
Legal Proceedings	27
Management	28
Executive Compensation	30
Summary Compensation Table	31
Director Compensation	31
Certain Relationships and Related Transactions	33
Debenture Holders	34
Security Ownership of Certain Beneficial Owners and Management	37
Description of Securities	37
Plan of Distribution	39
Method of Subscribing	39
Where You Can Find More Information	40
Legal Matters	40
Experts	40
Financial Statements	41

Prospectus Summary

        This summary highlights selected information from the prospectus and may not contain all of the information that is important to you. Therefore, you should also read the more detailed information in the prospectus and in our financial statements, beginning on page F-1.

Network Printing Solutions, Inc.

        We are Network Printing Solutions, Inc., a computer software company specializing in monitoring of costs associated with hard copy printing and document control for small and large companies alike (the "Company"). We were incorporated in the State of Delaware on January 17, 2002. As of the date of this prospectus, we have a total of 1,400,000 shares of common stock issued and outstanding to our founders, officers and directors.

        Our products allow for the management of printing costs through monitoring, as well as the allocation of printing costs to specific client or cost center accounts. We, through our subsidiary, Network Printing Solutions Ltd., a United Kingdom private limited company (the "Subsidiary"), are an established company with sales throughout the world.

        We plan to expand our operations in the United States and Europe. We hope this offering will provide us with additional working capital for that expansion.

        We believe we have an advantage over our competition because our software is modular allowing a client to design a system that meets its specific needs. We have an advantage in the pricing of our software products because our clients pay for only what is needed to accomplish their specific mission.

        There are several competitors in our marketplace. All of our competitors have elected to specialize in specific business disciplines. The cost of the products they offer are high when compared to our modular concept.

        Our management team has demonstrated its ability to take our company from a start-up operation to a successful operating entity. However, we lack the personnel to implement our expansion plans. We look to this offering to retain both the minimum required personnel and to expand our facilities to accommodate them.

        The minimum purchase requirement for our offering is 500 shares. All subscription funds will be deposited in an escrow account until we have sold a minimum of 200,000 shares for $1,000,000. This offering will expire on March 31, 2003, unless terminated earlier, or extended to a date on or before June 30, 2003. Should we not sell the minimum number of shares by June 30, 2003, the money you have deposited into our escrow account will be returned to you promptly without interest or withholding. All subscription agreements and the funds associated with those agreements will be deposited in our escrow account at Harbor National Bank in Newport Beach, California (please see "How to Subscribe" on page 18 of this prospectus.

The Offering

Securities Offered
•	Common Stock:	A minimum of 200,000 up to a maximum of 400,000 shares of common stock, $.001 par value per share.
•	Offering Price:	$5.00 per share.
•	Number of Shares Currently Issued and Outstanding:	1,400,000

•	Number of Shares Issued and Outstanding if All 400,000 Shares Are Sold:	1,800,000
•	Voting Rights:
Holders of common stock will have one vote per share of stock owned. If we successfully sell all 400,000 shares of the common stock we are offering, the purchasing shareholders would hold approximately 22% of our total issued and outstanding shares.
•	Dividends:	We presently have no plans to declare dividends; however, if we do declare dividends, the holders of our common stock will share dividends equally on a per share basis.
•	Liquidity:
There currently is no public market for our outstanding shares of common stock, or for the shares we are selling in this offering. We intend to apply to have the shares listed on the OTC Bulletin Board following completion of this offering, but no assurances can be given as to if, or when, such listing shall occur.
General
•	Offering Termination Date: unless terminated in our discretion to June 30, 2003.	March 31, 2003, earlier or extended a date on or before
•	Use of Proceeds:	We intend to use the proceeds from this offering to expand our operations in the United States and the United Kingdom. See "Use of Proceeds."
•	Minimum Subscription:	We will not accept subscription for less than 500 shares of our stock. We will not sell fractional shares.
•	Escrow Account:
An account has been opened at Harbor National Bank in Newport Beach, California to hold your subscription funds until we have reached the minimum subscription amount of 200,000 shares or $1,000,000. No funds will be released to us until this minimum has been reached.

•	Return of funds:
Should we not attain the minimum subscription amount of $1,000,000, we will close the offering, no later than June 30, 2003 (should we elect to extend the offering) and return your subscription promptly without paying you interest on the funds or withholding any amount from those funds.
Investment Considerations:
•
There are significant risks to potential investors who purchase these shares. The risks include the possible loss of all funds invested. Before making a decision to purchase any of the shares offered hereby, you should consider carefully and thoroughly the information contained in this prospectus, particularly information contained in the "Risk Factors" section.

Selected Financial Data and Financial Information

        The selected data for Network Printing Solutions, Inc. (the "Company") and its wholly owned subsidiary, Network Printing Solutions Ltd. (the "Subsidiary") presented below under the captions "Balance Sheet Data" and "Income Statement Data" are derived from our consolidated financial statements as of and for the years ended December 31, 2001, 2000 and 1999. Our consolidated financial statements as of and for the years ended December 31, 2001, 2000 and 1999 have been audited by Grant Thornton and are included in this prospectus, beginning at page F-1. The results of operations for past periods are not necessarily indicative of the results of operations that may be expected for any future periods.

Balance Sheet Data

	Comparative Statements as of December 31,
	2001	2000	1999
Total Assets	$254,597	$96,047	$149,067
Total Liabilities	141,404	40,019	67,423

Shareholders Equity	$113,193	$56,028	$81,644

Income Statement Data

	Comparative Statements at December 31,
	2001	2000	1999
Sales	$182,826	$379,401	$483,697
Cost of Goods Sold	31,141	64,087	104,047

Gross Profit	151,685	315,314	334,650
Administrative Expenses	197,738	223,048	226,400

Income (loss) from Operations	(46,053)	92,266	108,250
Other income/ (expenses)	(4,565)	1,822	2,345

Income Before Taxes	(50,618)	94,088	10,595
Provision for Income Taxes	(9,374)	19,693	22,975

Income (loss)	$(41,244)	$74,395	$87,620

Per Share Data
Based on 1,400,000 shares issued & outstanding
Earnings (Loss) per share	$(0.03)	$0.05	$0.06

        The selected data for the Company and the Subsidiary presented below under the captions "Balance Sheet Data" and "Income Statement Data" are derived from our consolidated financial statements as of and for the periods ended September 20, 2002 and 2001. Our consolidated financial statements as of and for the periods ended September 20, 2002 and 2001 have not been audited. They are included in this prospectus, as part of the financial statements which begin at page F-1. The results of operations for past periods are not necessarily indicative of the results of operations that may be expected for any future periods.

Balance Sheet Data

	Comparative Statements as of September 30,
	2002	2001
	(unaudited)	(unaudited)
Total Assets	$690,945	$64,432
Total Liabilities	495,733	39,459
Shareholders Equity	$195,212	$24,973

Income Statement Data

	Comparative Statements at September 30,
	2002	2001
	(unaudited)	(unaudited)
Sales	$943,475	$168,021
Cost of goods Sold	404,244	22,847
Gross Profit	$539,231	$145,174
Selling and Administrative Expenses	353,125	149,389

Income (loss) from Operations	186,106	(4,215)
Other income/ (expenses)	(48,044)	593

Income (Loss) Before Taxes	138,062	(3,622)
Provision for Income Taxes	17,641	0

Net Income (loss)	$120,421	$(3,622)
Per Share Data
Based on 1,400,000 basic shares and 1,453,512 diluted shares
Earnings (Loss) per share
—basic	$0.09	$—
—diluted	$0.08	$—

Risk Factors

        An investment in the shares we are offering involves a number of risks. You should read carefully, and consider the following factors in evaluating us and our business. You should also read and consider the other information in this prospectus before you purchase our shares.

  •
  Because we are presently dependent upon two customer relationships for most of our business and profitability, the loss of either of those relationships would adversely affect our operations.

    Approximately 72% of our total annual sales are derived from our relationships with Danka Office Imaging U.S.A. and Danka International (collectively, "Danka"). Approximately 22% of total sales are attributable to Ikon U.K. ("Ikon"). Should the Company lose its relationship with either of these customers, the loss would adversely affect our operations and profitability.

  •
  We are currently dependent upon others to sell our products for us, and if they fail to continue to do so, our sales will be severely impacted until we are able to establish our own sales force.

    Due to the lack of adequate working capital we have been unable to establish a sales force of our own. Until we complete this offering and develop our own marketing and sales capacity, we are dependent upon others to offer our products in conjunction with theirs. These relationships include Danka, Ikon, Toshiba Business Systems, Konica Business Machines, Minolta Europe, Copy Quest, Trails Ltd., C.E.S.L. and Metrocube. No assurances can be given that these relationships will continue or that these companies will continue to offer our products for sale with theirs. Should our existing sales channels not perform, we could realize significant reduction in our anticipated sales and profits.

  •
  If technology affects the continuing need of professional organizations (such as architects, law firms, accounting firms, and engineering firms) and similar service providers to manage their copying and printing output and operations, and their need to audit document page production, then our operations will be adversely impacted.

    While we believe this market is large and is continuing to grow, technology may reduce the need for paper production and management, or change the way such functions are provided. Such changes may have a negative effect upon the Company's business.

  •
  We are dependent upon subcontractors for certain manufacturing and software development functions, which we cannot control, and if they fail to perform, our operations will be negatively impacted.

    We have arranged for Beka Elktronik to manufacture control station hardware for use with the JAS Control Station. In addition, we have arranged fpr the manufacture of printed circuit boards and associated hardware, and have contracted software development for our JAS Traffic Cop computer program. Because we do not have the capital necessary to handle these functions on our own, we remain dependent upon outside contractors. No assurances can be given that the outside contractors will meet our needs for these services.

  •
  There may be an absence of a trading market, which would eliminate or adversely impact your ability to sell your shares.

    There is currently no public market for our shares. Until we apply for listing on an exchange, including the Over-the-Counter Bulletin Board (OTC-BB), you will not be able to sell your shares through a stock broker. If we are not listed on an exchange, including the Over-the-Counter Bulletin Board, you may not be able to liquidate your investment. If we are listed on an exchange, including the Over-the-Counter Bulletin Board, there can be no assurance that you will be able to sell your shares at a profit, or that there will be buyers for your shares at all. You could lose your investment or be unable to liquidate your investment.

  •
  We do not intend to pay dividends, so you may have to sell your shares to realize any gain or to recover your investment.

    We do not plan to pay dividends on our shares in the foreseeable future. If we do not pay dividends you may have to sell your shares to realize any gain or to recover your investment. If there is no market for our shares, or if our shares are trading at a price which is less than the price paid for our shares in this offering, you would not be able to liquidate your investment at a profit, or you may not be able to liquidate your investment at all. You should not anticipate that dividends will be paid to you.

  •
  Most of our debenture holders have the right, at a price which will likely be approximately $2.00 per share, to convert their debentures to our common stock, which would cause dilution in your investment because they will have paid less for their shares than you will pay in this offering.

    In December 2001, our Subsidiary raised working capital by selling debentures in the aggregate amount of $125,487 to friends, relatives, and business associates to finance our expansion plans. As of December 31, 2002, a total of $120,661.50 of these debentures remained outstanding. The debentures do not bear interest and mature in January 2004. The debentures are convertible to shares of our common stock based upon the offering price or our shares as of the date our shares are listed on the Over-the-Counter Bulletin Board (the "OTC-BB"). Some of the debentures entitle the holder to convert to our shares based upon that listing price, and some entitle the holder to convert at a price equal to 40% of the listing price. $22,730 of the debentures are convertible to our shares at a conversion price equal to the listing price, and $97,931 of the debentures are convertible to our shares at a conversion price equal to 40% of the OTC-BB listing price. In the section "Certain Relationships and Related Transactions," we have included a list of the persons who purchased debentures from us, the amount of each outstanding debenture as of December 31, 2002, and the number of shares each debenture holder would receive if he or she elected to convert all of his or her debentures to common stock of the Company, assuming an OTC-BB listing price of $5.00 per share based on the offering price of this offering. Peter J. Drysdale (our President and Chief Operating Officer) holds debentures of $5,540.84 (after receiving a payment of $1,559.16 in 2002) which are convertible to our common shares based upon a conversion price equal to 40% of the OTC-BB listing price. Assuming an OTC-BB listing price of $5.00 and a conversion price of $2.00 per share, Mr. Drysdale's debentures would be convertible to 2,770 shares of our common stock Peter E. O'Farrelly (our Chairman and Chief Executive Officer) holds debentures of $7,100, of which $5,540.84 would be convertible based upon a conversion price equal to 40% of the OTC-BB listing price and $1,559 would be convertible based upon the listing price. Assuming an OTC-BB listing price of $5.00, Mr. O'Farrelly's debentures convertible at 40% of that price would be convertible to 2,770 shares, and his remaining debentures would be convertible to 311 shares. Assuming an OTC-BB listing price of $5.00, resulting in a conversion price of either $5.00 or $2.00, if all the debenture holders convert their debentures to our common stock, 48,959 shares will be issued at the $2.00 conversion price and 4,537 shares will be issued at the $5.00 conversion price. If that should occur, your investment will be diluted.

  •
  We may use a portion of the proceeds of this offering to retire outstanding debentures, including those held by affiliates, which would reduce the cash flow available to the Company for expansion, and would reduce the amount invested in the Company by its affiliates.

    Peter J. Drysdale holds debentures of $5,540.84 and Peter E. O'Farrelly holds debentures of $7,100. To the extent such debentures are not exchanged for shares of our common stock, a portion of the proceeds of the offering may be used to retire these debentures, as well as all other outstanding debentures.

  •
  We have not completed staffing, which could delay our expansion plans and projected sales and profits, due to the difficulty we may encounter in finding qualified personnel and due to the costs involved in hiring additional personnel.

    Our expansion plans require the hiring of additional personnel. We have not attempted to retain any of the required personnel. If we are unable to find qualified personnel in a timely manner it could delay our expansion plans, thus delaying our projected sales and profits.

  •
  We are dependent on the services of key personnel, and if any of these individuals should become unavailable, we would need to find replacements for them, which may prove difficult and could adversely affect our operations and development plans for new products.

    We are dependent upon the services of Peter J. Drysdale to develop and implement ongoing software, and Peter E. O'Farrelly to operate the business and identify sales channels in Europe. In addition, we are dependent upon Jeff Reese to expand our sales in the United States. If any one of these individuals should become unavailable to our company, we would need to find replacements for them. Replacing any one of these individuals could be difficult, since each of them has a unique knowledge of our company and our products, and our development plans for new products.

  •
  The availability of our shares for sale could adversely affect our share price as there is a risk our affiliates could sell a sufficient volume of shares to lower the share price.

    The 1,400,000 shares of our common stock presently issued and outstanding as of the date hereof are held by Messrs. Drysdale (702,000), O'Farrelly (598,000) and Reese (100,000). Since the shares were issued in a nonpublic offering, they are "restricted securities" as that term is defined under the Securities Act. Such shares may be sold in the future only pursuant to a registration statement filed under the Securities Act of 1933 (the "Securities Act") or pursuant to an exemption from such registration. Investors should be aware that there is a risk that such sales pursuant to a registration statement filed under the Securities Act or pursuant to Rule 144 of the Securities and Exchange Commission (the "Commission") would have a depressive effect on the market price of our securities in any market which may develop for such securities. If our affiliates did not hold these shares, there would not be the same risk of a depressive effect on the price of the shares you hold.

  •
  The offering price has been arbitrarily determined and you run the risk of paying an amount in excess of the value you will ultimately receive.

    The initial offering price of $5.00 per share has been arbitrarily determined by us, and bears no relationship whatsoever to our assets, earnings, book value or any other objective standard of value. Among the factors considered by us were our limited operating history, estimates of our business potential, the proceeds to be raised by the offering, the amount of capital to be contributed by the public in proportion to the amount of stock to be retained by present shareholders, and the current market conditions in the over-the-counter market. You are therefore bearing the risk that you are paying more for our shares than our shares are objectively worth or are valued by the public markets. This could result in an insufficient return, or even a loss, on your investment.

  •
  Our initial shareholders will retain significant control after the offering, and you may be unable to meaningfully influence the direction of the Company.

    If all 400,000 shares offered in this offering are sold, and assuming our existing shareholders purchase none of the shares in this offering, our existing shareholders will own approximately

    78% of our common stock and will be able to control substantially all matters requiring shareholder approval, including the election of directors and approval or rejection of significant corporate transactions. There is a risk that you will be unable meaningfully to influence the direction of the company or decisions of shareholders. There is also a risk that the holders of the control block of shares will pursue an agenda which is beneficial to themselves at the expense of minority shareholders.

Forward Looking Information

        Statements, financial discussions, and analyses contained in this prospectus that are not facts are forward-looking statements. Forward-looking statements describe our future plans, strategies and expectations. They are based on assumptions that involve a number of risks and uncertainties, many of which are beyond our control. The important factors that could cause actual results to differ materially from the forward-looking statements included in this prospectus are:

  •
  New products that could be developed by our competitors that could limit or negate the need for our modular systems

  •
  The loss of senior management

  •
  The lack of adequate working capital to implement our expansion plans and

  •
  Other factors discussed in the "Risk Factors" section of this prospectus.

Terms of the Offering

        We are offering a minimum of 200,000 shares and a maximum of 400,000 shares of our par value $0.001 common stock, for a price of $5.00 per share. The minimum purchase is 500 shares. To purchase shares, you must follow the instructions under the section "How to Subscribe" below. All subscriptions must be completed no later than 5:00 o'clock p.m., Pacific time, on March 31, 2003 which is the termination date of this offering. We may, in our discretion, terminate the offering earlier or extend the offering without notice to you. In no event will the offering be extended later than June 30, 2003.

        If subscriptions for at least 200,000 shares are not received prior to March 31, 2003, or an extended date not later than June 30, 2003, the offering will terminate, no shares of common stock will be sold, and all subscribers will have their funds returned promptly, without interest. Funds received from subscribers will be placed in a separate segregated account at Harbor National Bank, Newport Beach, California. Harbor National bank will serve as our escrow agent for the offering. There currently is no public market for our outstanding shares of common stock, or for the shares we are selling in this offering.

        All subscription funds should be sent directly to Harbor National Bank at the address provided below. We will decide to accept or reject your subscription within 5 days after cleared funds have been received by Harbor National Bank from you. If we reject all or any portion of your subscription, we will return your unused subscription amount, without interest, promptly after our rejection, cancellation or reduction of the purchase requested. We will not accept or reject fractional shares, and we will not sell fractional shares.

        We have not entered into and agreement with anyone to sell the shares for us. We intend, through the best efforts of our directors, to attempt to sell the shares without any outside assistance.

        The only persons who will participate in the distribution of this prospectus are Peter J. Drysdale (a director and our President and Chief Operating Officer), Peter E. O'Farrelly (a director and our Chairman and Chief Executive Officer), and Jeff Reese (our Chief Financial Officer and U.S. Sales Manager). These officers are not being compensated for their sales efforts.

        Our officers, Peter E. O'Farrelly, Peter J. Drysdale and Jeff Reese, shall conduct the offering of the shares and shall only contact potential investors with whom they have a pre-existing relationship. Although Messrs. O'Farrelly, Drysdale and Reese are "associated persons" of us as that term is defined in Rule 3a4-1 under the Exchange Act, they will not be deemed to be brokers, because, as provided in Rule 3a4-1(a) and Rule 3a4-1(a)(4)(ii), each of them:

  (1)
  will not be subject to a statutory disqualification as that term is defined in Section 3(a)(39) of the Exchange Act at the time of his participat9on in the sale of our securities;

  (2)
  will not be compensated in connection with his participation in the sale of our securities by the payment of commissions or other remuneration based either directly or indirectly on transactions in securities;

  (3)
  will not be an associated person of a broker or dealer at the time of his participation in the sale of our securities; and

  (4)
  meets all of the following conditions:

  (A)
  primarily performs, or is intended primarily to perform at the end of the offering, substantial duties for or on behalf of the issuer otherwise than in connection with transactions in securities; and

  (B)
  was not a broker or dealer, or an associated person of a broker or dealer within the preceding 12 months; and

  (C)
  does not participate in selling an offering of securities for any issuer more than once every 12 months other than in reliance on paragraph 3a(4)(i) or (ii) of Rule 3a4-1.

        As of the date of the prospectus, we have not retained a broker in connection with the sale of the shares. In the event we retain a broker who may be deemed an underwriter, we will file an amendment to the registration statement with the Commission. However, we have no present intention of using a broker.

How to Subscribe

        To subscribe for shares offered by this prospectus, you must complete and execute the Subscription Agreement in the form provided to you with this prospectus, in triplicate, and deliver the original and one copy of the Subscription Agreement to our escrow agent, Harbor National Bank, at the following address:

    Network Printing Solutions, Inc.
    c/o Harbor National Bank
    801 Dove Street
    Newport Beach, CA 92660

        The completed and executed Subscription Agreement must be accompanied by the full subscription price for the shares sought to be purchased. The subscription price shall consist of the product determined by multiplying the number of shares which you seek to purchase by $5.00. The subscription price must be paid in United States currency by check or money order payable to "Harbor National Bank as Escrow Agent for Network Printing Solutions, Inc". If you pay by uncertified personal check, please note that the funds paid may take at least five business days to clear. If you pay by uncertified personal check, you are urged to make payment sufficiently in advance of the termination date to insure that payment is received and clears by that time. The method of delivery of the Subscription Agreement and payment of the subscription price will be at your election and risk.

Use of Proceeds

        We estimate that we will incur approximately $25,000 in expenses related to this offering for legal, printing and accounting fees. After payment of these expenses, we estimate that we will receive net proceeds from the offering of approximately $975,000 if we sell the minimum of 200,000 shares. If we sell a median amount, approximately 300,000 shares, we estimate we will receive $1,475,000. Should we sell the maximum of 400,000 shares, we estimate we will receive net proceeds of $1,975,000. No assurance can be given that we will sell more than the minimum number of shares:

	Minimum		Median		Maximum
Retire existing debentures(1)	$120,660	(1)	$120,660	(1)	$120,660	(1)
Facilities in Florida	250,000	(2)	250,000	(2)	250,000	(2)
Staffing in Florida	120,000	(3)	120,000	(3)	120,000	(3)
Finalize NPS Submit	150,000	(4)	150,000	(4)	200,000	(4)
Finalize Traffic Cop	55,000	(4)	55,000	(4)	55,000	(4)
CMR solution	175,000	(4)	200,000	(4)	200,000	(4)
Finalize JAS Deluxe & Lite	75,000	(4)	250,000	(4)	250,000	(4)
Advertising Campaign	29,340	(5)	179,340	(5)	379,340	(5)
JAS Vertical Market			100,000	(4)	150,000	(4)
Finalize PBX Auditor					150,000	(4)
Finalize Faros Project			50,000	(4)	100,000	(4)

	$975,000		$1,475,000		$1,975,000

(1)
In December 2001, before the Company was incorporated, Network Printing Solutions Ltd. (the "Subsidiary") sold $125,487 of debentures in a nonpublic offering to residents of the United Kingdom. As of the date of this prospectus approximately $120,660 remains outstanding under the debentures, which do not bear interest. See "Certain Relationships and Related Transactions." The funds received from the sale of the debentures were used to incorporate the Company and to pay for expenses associated with this offering, including legal fees of $15,000 and accounting fees for the preparation of United States GAAP format financial statements required for this offering. The debentures were amended as of January 29, 2002, and are all due on or before January 28, 2004, subject to the right of the holders to convert the debentures to common stock of the Company at any time following the listing of our shares on the Over-the-Counter Bulletin Board ("OTC-BB"). Some of the holders of the debentures are entitled to convert their debentures to common stock based upon the offering price as of the date our shares are listed on the OTC-BB. Most debenture holders have the right to convert at a price equal to 40% of the offering price as of the date our shares are listed on the OTC-BB. If the debenture holders elect to convert the remaining $120,660 of debentures to common stock of the Company, the $120,660 which would have been used to retire the debentures will instead be used to expand our advertising budget by that amount. We have included a complete list of our debenture holders under "Certain Relationships and Related Transactions" and have described in that section the amount of each debenture and the number of shares to be issued to each debenture holder if all of his or her debentures are converted to our common stock.

(2)
Subsequent to the initial filing of our registration statement for this offering with the Securities and Exchange Commission, we entered into discussions with one of our major clients (Danka) whereby they may provide office space for us in their facilities in the State of Florida at no charge. These discussions have not been concluded; however, we will, in any case, need to purchase computer equipment and equipment associated with our specific printing and computing products. These computers will consist of either a Personal Computer, or Mac, main frame, keyboards, printers, scanners, and large monitors (or screens). In addition, we will require the related cords, connecters, software, and hardware necessary for us to integrate our operations as necessary. We have not placed an order with any manufacturer for this equipment but believe that the amount required to meet these needs will be at least $200,000. We anticipate acquiring up to 10 computers and associated hardware and software that have been budgeted at $20,000 each. We intend to purchase brochures to replace the brochures we presently use and brochures for our operations in the United States at an estimated cost of $9,000. We have not placed an order for these brochures nor have we engaged a firm to design them for us as our operating facilities in the United States have not been finalized.

(3)
We have budgeted $120,000 to pay for the recruitment of qualified individuals for our operations in the United States. Although we have not retained a recruiting agency to date, we feel that this amount is adequate to cover the cost of such an engagement. We anticipate hiring at least 5 highly specialized individuals for our operations in the United States.

(4)
These development costs are based on our best estimates of the costs we will incur to develop and finalize the products specified. Our estimates are based on our previous experience in developing software and hardware.

(5)
We have budgeted an advertising campaign that is consistent with the number of products we now have and will have to offer potential clients. We have not retained an advertising agency to assist us with this effort as we do not know, prior to the completion of this offering, what products we can anticipate selling in addition to those we already have.

        Our management may alter of change the use of the proceeds from this offering if in the opinion of our management it would be in the best interest of our company and meet our immediate and long range goals more appropriately than has been defined to date.

Capitalization

        The following table shows our capitalization at September 30, 2002:

Common stock, $0.001 par value, 2,500,000 shares authorized 1,400,000 shares issued and outstanding	$1,400
Additional paid in capital	124,850
Retained earnings	72,570
Accumulated other comprehensive income (loss)	(3,608)

Total	$195,212

Determination of Offering Price

        Our Board of Directors believes that the offering price of $5.00 per share is consistent with our earnings potential; however, the Board's assumptions are based on forward-looking data and information and as such should be considered arbitrary. See "Risk Factors."

Dilution

        At September 30, 2002 there were a total of 1,400,000 shares of common stock of Network Printing Solutions, Inc. (the "Company") issued and outstanding. Of those shares, 600,000 were issued to the founders of the Company, and 800,000 shares were issued to the shareholders of Network Printing Solutions Ltd. (the "Subsidiary") as partial payment for the acquisition of all of the stock of the Subsidiary.

        The table below shows the dilution to investors if the minimum (200,000 shares); median (300,000 shares), and maximum (400,000 shares) number of shares are sold.

	Minimum	Median	Maximum
Investor's offering price per share of common stock	$5.00	$5.00	$5.00
Officers—Founders price per share of common stock	$0.001	$0.001	$0.001
Net tangible book value per share of common stock prior to this offering	$(0.139)	$(0.139)	$(0.139)
Increase in Common Stock's book value attributable to sale of the shares offered herein	$0.59	$0.84	$1.07
Dilution to the investor	$4.27	$4.02	$3.79
Tangible net book value after the offering	$0.73	$0.98	$1.21

Management's Discussion and Analysis of Financial
Condition and Results of Operations

The following discussion and analysis should be read in conjunction with the financial statements and related footnotes beginning on page F-1

Overview

        The financial statements for Network Printing Solutions, Inc. (the "Company") as of and for the years ended December 31, 2001, 2000 and 1999, and as of and for the periods ended September 30, 2002 and 2001, are reflective of the operations of Network Printing Solutions Ltd., our wholly owned subsidiary in the United Kingdom (the "Subsidiary"), and show the following:

        Our asset base has historically remained fairly constant; however, during the year 2001 and during 2002, a significant increase occurred in our accounts and cash balances. This was due to an increase in sales towards the end of 2001 and the issuance of debentures in December 2001 with the cash collection in 2002. Our fixed assets: property, plant and equipment, are minimal because we sub-contracted a great deal of our products to specialty firms. The Subsidiary contracted with Beka Elktronik, based in Troisdorf, Germany, to manufacture control station hardware for use with the JAS Control station. The Subsidiary does not have, nor does it anticipate acquiring, the manufacturing capabilities to manufacture printed circuit boards and associated hardware. The costs of the required equipment and cost associated with complying with regulatory and safety requirements make it likely that the Subsidiary will continue to subcontract this effort. The Subsidiary also contracted with a United Kingdom firm, Aerobytes Limited, to provide software development for the Subsidiary's JAS Traffic Cop computer program. This subcontract was entered into because the Subsidiary did not have the number of in-house programmers available to complete this software development in a timely manner. The agreement with Aerobytes has now expired. This offering will allow us to acquire the fixed assets and hire the additional personnel needed to reduce or eliminate software programming activities that have been constraining the growth of the Subsidiary.

        You will note a material increase in our liabilities during our fiscal year 2001. This increase did not affect our resources adversely. Of the total increase in liabilities, over 50% was due to deferred revenue.

Results of Operations

Nine Months Ended September 30, 2002 Compared to the Nine Months Ended September 30, 2001

        The unaudited results, for the nine months ended September 30, 2002, reflect a significant increase in both sales and gross profits. This is due to the fact that we have expanded our product lines and are beginning to reap the benefits of our affiliations with several major suppliers. These relationships allow us to present our products to potential customers without incurring the cost of an in-house sales staff. We have made distribution arrangements with Danka Office Imaging U.S.A., Danka International, IKON Office Solutions, Toshiba Business Systems, Konica Business Machines, and Minolta Europe. For further details of these arrangements please refer to the "Marketing" section of this prospectus.

        For the nine months ended September 30, 2002 we had revenues of $943,475, a 562% increase compared to the same period ended September 30, 2001. The increase is due to our new products released in later 2001. Since July 1, 2002, we have continued to increase sales due to our relationship with certain customers above and have accelerated our sales in United States. Typically, the new product generates a higher sales value than the older products, although at a lower margin. We will continue to look for further developments and opportunities. The equipment sales generate lower margins than historically experienced by us. This is due to the additional equipment sold with the product. As a result, our gross margin for the nine months ended September 30, 2002 was 57% as compared to 86% for the same period ended September 30, 2001.

        Selling and administrative expenses increased to $353,125 in the nine months ended September 30, 2002 from $149,389 in the nine months ended September 30, 2001. The increase is due to the increase in sales and operations and the increase in costs with the business development in the United States.

        Increase in other income expense is due to the accretion expense of the debentures issued in December 2001. Accretion expense represents the discount attached to the debentures, for accounting purposes, which is amortized over the expected life of those debentures.

Year ended December 31, 2001 Compared to Year Ended December 31, 2000

        Our sales for the year 2001 were significantly lower than previous years. The decrease occurred as we had lower sales in early 2001 from certain older products. Although we introduced a new product in the fourth quarter of 2001, under US GAAP, certain revenue was deferred until 2002.

        The gross margin for the year ended December 31, 2001 was 83%, which was similar to the prior year margin of 84%.

        Selling and administrative expenses decreased in 2001 due to the lower level of sales. As a percentage of sales, the expenses were higher due to the fixed nature of certain costs.

Liquidity and Capital Resources

        Historically, our operations have been financed through cash flows generated from operations. In order to finance the expected increase in administrative costs, we issued debentures in 2001 and received net cash of $67,130 in early 2002, after payment of expenses relating to the debentures and the organization of the Company.

        We intend to raise funds from this offering to allow us to continue to develop the business as described in the Use of Proceeds. We believe we can generate sufficient funds from current operations to finance our existing business before developments.

Critical Accounting Policies and Estimates

        Management's discussion and analysis of our financial condition and results of operations are based upon our financial statements, which have been prepared in accordance with accounting policies generally accepted in the United States of America. We review the accounting policies we use in reporting our financial results on a regular basis. We believe the following critical accounting policies affect our more significant judgments and estimates used in the preparation of our financial statements.

Revenue Recognition

        We recognize revenue in accordance with the provisions of Statement of Position 97-2, "Software Revenue Recognition". Revenue from software license fees is generally deferred and then recognized when there is evidence of an arrangement, the product has been delivered, fees are fixed and determinable, and collection of the fee is probable. Support revenue, including those bundled with the initial license fee, are deferred and recognized ratably over the service period, which is generally one year. Consulting and training service revenue is recognized as the services are performed.

Acquisition of the Subsidiary by the Company

        During the calendar year 2001 we realized that the growth of our company would be materially enhanced if we developed a stronger marketing presence in the United States. In January 2002, Messrs. Drysdale and O'Farrelly incorporated the Company in the State of Delaware. We obtained a temporary office in Lake Mary, Florida and that office continues to serve as our initial headquarters office. In April 2002, we acquired all of the issued and outstanding shares of the Subsidiary for stock and cash. Mr. Reese joined the Company as our Chief Financial Officer and U.S. Sales Manager as of June 1, 2002.

Expansion Stage Activities

        We are concentrating our expansion stage activities in two areas: new product development and a strong marketing organization. We are pursuing the following activities as defined below and intend to complete them as noted.

  1.
  We will expand our relationships with the current companies we are now affiliated with by participating in trade shows with them. This will be an ongoing effort throughout 2003. The cost associated with these trade shows is estimated to be $20,000. We have allocated $29,340 for "Advertising" in our use of proceeds for the minimum offering amount. The balance of $9,340 which will be available after payment of costs associated with trade shows, is anticipated to be used for brochures and other promotional items. Should we sell the maximum number of shares, we anticipate our trade show cost to be as much as $75,000 with the balance of $ 304,340 remaining for the promotion, through advertising, of a larger number of products the offering will make possible for us.

  2.
  We will expand our product lines to incorporate the new items defined in the "Use of Proceeds" section of this prospectus. This will be an ongoing activity during the year and will range in cost between $455,000, at the minimum, to $1,105,000 at the maximum offering amount. A list of the products we presently intend to develop is included in the "Use of Proceeds" section of this prospectus, which begins on page 18. In addition, a listing of the products we currently offer for sale can be found in the "Products" section under the heading "Business of the Company" on page 27 of this prospectus. The costs of developing and finalizing new products is primarily programming costs and testing. Computer programmers can earn from $20.00 an hour up to $75.00 per hour. The complexity of the project determines the qualifications required by computer programmers. Each project is different and requires a different level of expertise. When we estimate a cost of $150,000 for the completion of our NPS Submit product, the hours required may not be as many as required for a project such as our Jazz Deluxe and Delight product, but the complexity may be higher for NPS Submit. We recognize both the complexity and cost for each project and phase within that project. It should be noted that these are our estimates. These estimates could be incorrect if the project or phase of a project is either more complex or easier than we envisioned prior to actually completing the work.

  3.
  We will expand our marketing of new and existing products to include "document management" not just "printing management". This will be accomplished throughout the year concurrent with the introduction of new products and is included in our "Advertising" allocation.

  4.
  We will move to a new location in Florida and hire personnel to staff the U.S. positions needed for our expansion. Our Chief Operating Officer and co-founder, Peter J. Drysdale, has relocated his family to the State of Florida and has been in residence there since December 31, 2002. We will begin staffing after the completion of this offering as the funds available for staffing are dependent upon the money we raise in this offering. At the minimum offering amount, we anticipate hiring 5 individuals and at the maximum as many as 10. We anticipate that the actual staffing will take between 3 and 6 months from the time our offering closes. We estimate that we will spend up to $200,000 to establish this facility. We anticipate up to six offices, a reception area, a conference room and employee lounge. The bulk of our expenditures will be for furniture and infrastructure including phone systems, wiring the facilities to accommodate our computer needs, fax machines, and a limited number of décor items to enhance the working environment for our employees. We anticipate that deposits will be required for utilities, and local taxing authorities. If adequate funds exist, we anticipate purchasing signage that will identify the company within the facilities we occupy.

  5.
  We will begin direct marketing of our products to end users. This activity will be ongoing once our sales staff has been hired and trained.

  6.
  We will establish and implement maintenance contracts for purchasers of our products. We have been constrained in our ability to provide our customers with direct maintenance contracts due to a lack of adequate staffing to man this task.

  7.
  The development of our new products was initially tied directly to the proceeds we will obtain from this offering. We have developed a software package for our largest client, Danka, which integrates the printing function with fax and e-mail capabilities. This product is referred to as the "Desk Top

  Solution". This product was not originally included in our plans but was required to satisfy a need by our customer. The cost of development of this product has been paid for from funds we have generated internally. The products specified in our "Use of Proceeds" section of this prospectus will be developed as a function of the funds provided from this offering. To protect the Company, we will not disclose those specific innovations or proprietary information regarding products under development, since such a disclosure would provide information to our competitors that could be detrimental to our business. Our plan of implementation for the development of our new products calls for completions as listed below. It should be noted that our plan assumes the hiring of additional personnel in a number and with the required talents to complete these tasks as shown. Should we encounter delays in hiring the required staff, or in providing the facilities necessary to house the required staff, our estimates for completion could be delayed.

        Finalize NPS Submit™—within nine months of the close of the offering. If adequate funds are available from this offering phase two of the development of this product will be completed within twelve months.

        Finalize JAS Traffic Cop™—within nine months of the close of the offering.

        JAS Traffic Cop™ is a program that we presently sell but will be upgraded to include features that are presently not offered.

        CMR Solution—phase one will be completed within one year ; the balance, if funds are available, will be completed approximately eighteen months from the close of the offering.

        Finalize JAS Deluxe & Lite™—the first phase of this product will be completed within nine months of the close of this offering. Phase one will allow us to bring this product to market. Should funds be available from this offering to develop additional features in phase two, these developments will be available within one year from the close of our offering. If still additional funds are available phase three will be completed within eighteen months.

        Finalize PBX Auditor—This product will only be finalized if adequate funds are generated from this offering. We anticipate that PBX Auditor will be completed in one year from the time it is initiated for final development.

        Finalize Faros Project—Phase one of the completion of this project will be completed within twelve months if adequate funds are raised from this offering. Phase two will be completed within eighteen months of the close of our offering.

        JAS Vertical Market—is a two phased project that will be initially concluded within one year of the close of this offering. Should adequate funds be available to complete phase two, it will be finalized within eighteen months.

 Business of the Company

General

        Peter J. Drysdale and Peter E. O'Farrelly incorporated the Company on January 17, 2002. The Company was capitalized on March 4, 2002 with the nonpublic sale of 600,000 shares of common stock, sold at par ($0.001 per share), to Peter J. Drysdale (270,000 shares for $270.00), Peter E. O'Farrelly (230,000 shares for $230.00) and Jeff Reese (100,000 shares for $100.00). Mr. O'Farrelly and Mr. Drysdale commenced the business of the Company on January 17, 2002 as Chairman and Chief Executive Officer and as President and Chief Operating Officer, respectively. Mr. Reese joined the management team of the Company, as our Chief Financial Officer and U.S. Sales Manager, on June 1, 2002.

        The Company acquired all of the issued and outstanding shares of Network Printing Solutions Ltd., a United Kingdom company (the "Subsidiary"), from Peter J. Drysdale and Peter E. O'Farrelly on April 5, 2002. We paid a total of $12,000 and issued 800,000 shares of our common stock for all of the issued and outstanding shares of stock of the Subsidiary. See "Certain Relationships and Related Transactions."

        The Subsidiary was originally incorporated in the United Kingdom on August 4, 1997 by Peter J. Drysdale and Peter E. O'Farrelly. Mr. Drysdale and Mr. O'Farrelly are the directors of the Subsidiary and continue in that capacity as well as serving as officers and directors of the Company. The Subsidiary's offices are located at Ibex House, 162 - 164 Arthur Road, Wimbledon Park, London SW19 8AQ. A website is maintained at www.npsltd.com.

        During the past three years the Subsidiary emphasized the development of its software products. In addition, the Subsidiary expanded its affiliations with business partners in the copy industry. It was the opinion of the management of the Subsidiary that an affiliation with suppliers of hardware and software would eliminate the need to hire a staff to sell and support their products directly to end users.

        We are in the business of developing, manufacturing, marketing, and selling software specifically designed to monitor and allocate costs associated with the printing of documents of all sorts. We market our products to small and large business alike. Our products are sold under the acronym JAS, standing for Job Audit Server.

Products

        We have developed a modular system that allows us to customize our software to meet the specific needs of our customers. By taking this approach we can offer the same high quality software to simple applications through the most complex at favorable prices due to the elimination of most custom programming required for individual clients.

  •
  JAS Print™—provides support for a variety of printers, network connections and page counting methods. The server can be centrally located and monitor print monitors placed on individual network segments to control the printing in each area. The system can handle hundreds of printers efficiently from personal to high volume print devices, on dozens of print servers, with the ability of applying as many different prices per print as necessary. Prices will very with the type of printer used; black and white, stitched, spot color prints, finishing options, etc.

  •
  JAS Client Tools™—consists of 3 independent programs as follows:

  •
  JAS Client™—allows users to perform tasks such as viewing their balances, changing a billing code, or transferring funds from one account to another.

    •
    JAS Cashier™—provides for a financial transaction to take place before printing. This program was specifically designed for the academic and educational market.

    •
    JAS Reports™—generates various reports.

  •
  JAS Traffic Cop™—provides for a maximum number of pages to be printed and directs user that exceeds the authorized number to an available printer.

  •
  JAS DRM™—system tailored for Document Rip Management

  •
  JAS Desk Top™—local level system to utilize printers efficiently.

  •
  JAS Copy™—tracks all walk up photo copy activity on stand-alone copiers. Uses proprietary hardware to operate.

  •
  JAS Secure Print™—won't allow copy to be printed without approved PIN code.

  •
  JAS Internet Reports™—Allows access and the ability to create reports over the internet.

  •
  JAS Control Station™—an Ethernet based system allowing control by user, department, or cost center.

  •
  JAS QMS™—Queue (line) Management System allowing for the monitoring of shared printers across an entire Novel network.

  •
  JAS Roam™—Allows user to submit then change the location of a printer's output.

  •
  JAS Legal Print™—system that is used by legal firms, allowing complete tracking of printing and costs by a myriad of criteria established by the law firm.

  •
  JAS Auto Client Pop Up™—Interface that automatically pops up when a client submits an application to be printed.

        In addition to our "off the shelf" products, we have created custom software for clients in requiring the following applications:

Data Interpretation	Data and Document redirection
Print associated drivers	Print Queue Management
Network Print Management	Remote Access printing
Legacy print streams	Data and Print conversion
Printer Communication	User activity data capture

Product Ownership

        JAS Print Solutions and all associated Network Printing Solutions products are registered, trade marked and copy written to Network Printing Solutions.

Competition

        The following table summarizes our competition. It identifies the companies we believe are competitors, shows their primary location, and contains our opinion of their strengths and weaknesses.

Company	Location	Strengths	Weaknesses
Pcounter	UK	Well established	Concentrates on Novell, Expensive
UniPrint	S. Pacific & Europe	Strong auditing components	Only supports network printers, expensive
Equitrac	USA & Europe	Wide range of auditing products	Old hardware technology
Copitrack	USA & Europe	Good law firm package	Limited range, very expensive

        Pcounter is a U.K. company that directly competes with us and offers a product line that includes competitive products for approximately 30% of the products we offer. Pcounter generates annual sales that are comparable to our annual sales.

        UniPrint, located in the South Pacific and Europe offers a product line that includes computer programs that compete directly with approximately 40% of those products we offer. UniPrint generates annual sales that are comparable to our annual sales.

        Equitrac is by far the largest of our competitors and has offices in the United States and Europe. The latest available financial information we were able to obtain, reflects annual sales for the year 1999 of approximately $13,200,000. The Equitrac product line includes software products that compete directly with approximately 80% of those we offer.

        Copitrack is located in the United States and Europe and offers a product line that competes with approximately 40% of the products we offer. Copitrack has annual sales that are comparable to our annual sales.

        The Company is the smallest, from a direct staffing standpoint, and newest company in the document auditing marketplace. Our current customer base accounts for the following approximate percentage of our total annual sales:

•	Danka	72%
•	Ikon U.K.	22%
•	Minolta Europe	4%
•	Konica U.K.	2%

Intellectual Properties

        We own, through our Subsidiary, a copyright under English Law for our JAS Printing Solutions software product, and a registered trademark (issued December 24, 1999 and expiring 10 years from that date) for that name under the Trade Marks Act 1994 of Great Britain and Northern Ireland (the "Trade Marks Act"). We also own a trademark for Job Auditing Server (JAS) under the Trade Marks Act (issued December 5, 1997 and expiring 10 years from that date).

Marketing

Background

        We believe that the market for our products (and our competitors' products) is huge, and well identified. Historically, auditing document page production has been utilized in the professional sector where professional organizations (such as architects, legal, accounting, and engineering firms) use cost recovery systems to provide specific information on hardcopy document costs as a basis to bill clients. The ability to charge clients for all document services rendered, on a per page basis, results in accurate invoicing and an overall increase in revenue.

        The ability to charge a client for document services is beneficial; however, the cost savings that can result from managing printing output and utilizing the capabilities of the installed equipment is probably more beneficial to the "bottom line". The benefit from managing printing operations is as follows:

  •
  The ability to track waste and unauthorized use of office equipment.

  •
  Efficiently utilizing office equipment.

  •
  Management of consumable costs (toner, paper, etc.)

        A study performed by Data Market Research in 2001, tends to dispel the concept of a paperless office. The reverse seems to be true. Paper usage continues to increase. The interesting point of this study showed the increase in photocopies is minimal; however, the increase in printed documents increased from approximately 800 million pages in 1998 to approximately 1.4 billion copies in 2001. The reasons for these increases are attributed to:

  •
  Access to color and multifunction devices (ease of use)

  •
  Printing of e-mail received

  •
  Access to the World Wide Web

        An article in a February 2000 issue of USA Today stated that, "In the U.S., an employee who has access to the Internet (will on average) print off 32 pages of documentation from the internet in a single day.

        As printers become more sophisticated the cost of the copies they generate increases. Printers have evolved from a "dot matrix" configuration to being capable of producing the equivalent of photographs.

        Our mission has been to provide companies with the ability to monitor the wasteful usage of printing equipment and to provide companies with the ability to use their printers more efficiently. We know that the reduction of waste saves money. We also know that efficient utilization can save money by reducing or eliminating the need to add additional printers and associated hardware. Our corporate identity was, "Network Printing Solutions... Auditing the World of Printing".

        We have expanded our mission to include not only applications directed at printed documents, but documents in general. These documents include facsimile transmissions, e-mail, and program applications. Our new corporate identity is "Network Printing Solutions... Auditing and Managing the Worlds Documents".

        Network Printing Solutions owns the intellectual property rights to the entire JAS Print Solutions product line.

Our Strategy

        We have established key business relationships with several business entities where our products are offered in conjunction with theirs. A partial list of those businesses, along with the arrangements we have follows:

        Office Solution Providers:

  •
  Danka Office Imaging U.S.A.

  We have completed all sales and technical training with this division. All pre-sales, post sales and order mechanisms are in place. Our software and hardware are installed in 37 Danka show rooms in the U.S. There are approximately 1,500 Danka employees who are selling our products along with their own.

  •
  Danka International

  We have completed all sales and technical training with this division. All pre-sales, post sales and order mechanisms are in place. Our products are being sold by Danka International employees (approximately 30) in Sweden, The Netherlands, Denmark, France, Germany, and the United Kingdom.

  •
  IKON Office Solutions

  We have completed all sales and technical training with this division. All pre-sales, post sales and order mechanisms are in place. Our products are being actively sold by approximately 20 IKON employees in the United Kingdom and Ireland.

  •
  Toshiba Business Systems

  We have completed all sales and technical training with this division. All pre-sales, post sales and order mechanisms are in place. Our products are being sold by Toshiba Business Systems in the U.K. and Ireland through their staff of approximately 60 people.

        Printer and Copier Manufacturers:

  •
  Konica Business Machines

  We have completed all sales and technical training with this division. All pre-sales, post sales and order mechanisms are in place. Our products are being sold by Konica Business Machines in the U.K., Wales, and Portugal through their staff of approximately 63 people.

  •
  Minolta Europe

  We have completed all sales and technical training with this division. All pre-sales, post sales and order mechanisms are in place. Minolta Europe is responsible for supporting Minolta sales offices in 23 countries.

In addition to the above major firms, we sell our products through the following retailers:

  Copy Quest
  Trails Ltd.
  C.E.S.L.
  Metrocube

These selling activities account for less than 3% of our total sales.

        We sell direct to end users when we are approached by such end users. We are raising funds through this offering to expand this activity which presently is the highest margin sales arena and accounts for less than 1% of our total sales.

        These relationships provide the Company with approximately 1,700 sales people who are selling our products in conjunction with their own.

        Due to a lack of adequate working capital we have been unable to establish and fund a sales force of our own. We intend to develop a marketing team that will initiate sales on our behalf with our clients. We will concentrate on educating the consumer with the benefits of document tracking through advertising. There are numerous server installations in the United States that are not using our products and are not being exposed to the representatives we use who are primarily server and related hardware sales personnel. We believe this approach will strengthen our relationships with our key representatives because we will without doubt generate sales for them.

        We have identified and are developing additional software products that will expand our market. We plan to continue to develop new products on an ongoing basis. This single factor will be a major factor in our long range success.

        The following is the current development status for products under development.

Product Name	Product Status
CMR solution	Version 1.0 near completion, launch due by , 2003
JAS Deluxe & Lite	Currently under development
PBX Auditor	Waiting for investment prior to product development
Faros Project	Waiting for investment prior to product development

Peter J. Drysdale develops all products for the Company. The following is a brief overview of Mr. Drysdale's qualifications and the approximate amount we have spent on product development over the past two years.

        Qualifications: 1986    Graduated from West London College, Crystal Palace specializing in:

    Information Technology
    Computer Programming (C,Basic,Pascal)
    Computer Studies

        Current Programming languages used: Visual Basic, C and C+ +

        Approximate amount spent on research and development during the last two years: $75,000.

Employees

        We employ four full time employees at our facilities in the United Kingdom, and one in the United States. None of our employees is a member of a collective bargaining unit.

Properties

        We lease offices in Lake Mary, Florida, which are located at 801 International Parkway. These offices will continue to serve as temporary headquarters for the Company in the United States until such time as we locate facilities to house a larger staff. We lease these facilities on a monthly basis at a cost of approximately $175.00 per month. We incur additional charges for use of a conference room and other services offered at the facilities.

        Our wholly owned subsidiary, Network Printing Solutions Ltd., (the "Subsidiary"), is located in facilities which consist of office space in Wimbledon Park, London, England. These offices consist of approximately 1,500 square feet and accommodate four personnel. These facilities are leased from IBEX Investments limited at an approximate annual cost of $26,640. The offices are rented on a bi-annual basis.

Legal Proceedings

        We are not aware of any legal actions being taken against us. We have no present plan to initiate any legal actions against anyone.

Management

Officers

Percent of time spent on Company business
Peter J. Drysdale President and Secretary Network Printing Solutions, Inc. 801 International Parkway Lake Mary, FL 327466	100%
Peter E. O'Farrelly Chief Executive Officer and Treasurer Network Printing Solutions, Inc. 801 International Parkway Lake Mary, FL 327466	100%
Jeff Reese Chief Financial Officer and U.S. Sales Manager Network Printing Solutions, Inc. 801 International Parkway Lake Mary, FL 327466	100%

Directors

Peter J. Drysdale Director Network Printing Solutions, Inc. 801 International Parkway Lake Mary, FL 327466	100%
Peter E. O'Farrelly Chairman of the Board of Directors Network Printing Solutions, Inc. 801 International Parkway Lake Mary, FL 327466	100%

Experience and Qualifications

Peter J. Drysdale    Age 33

        Mr. Drysdale is a co-founder of the Company and the Subsidiary and has served in the capacity of Technical Director of the Subsidiary since inception in 1997, and as President and Secretary of the Company since inception in January 2002.

        Mr. Drysdale graduated from West London College, Crystal Palace in 1986 at the age of 18. He majored in Information Technology, Computer Programming, and Computer Studies.

        He was employed by Straus Computers Corporation from 1986 through 1987 where he served in the capacity of contract analysts and programmer.

        In 1987, Mr. Drysdale joined the American Express Corporation where he also served in the capacity of contract analysts and programmer.

        Mr. Drysdale joined Dunn & Bradstreet in 1988 where he served in the capacity of systems program analyst.

        In 1989, Mr. Drysdale joint Trans World Airlines where he was employed until 1994 serving in several functions which included: Systems Analyst Programmer, Reservations Systems Programmer, and Reservations Troubleshooting Programmer.

        In 1994, he joined Spur Products Corporation where he served in several functions during his employment to 1997. His responsibilities included: Senor Technical Support Engineer, Research and Development Engineer, and Systems and Products Programmer.

        At the age of 33 Mr. Drysdale has accumulated 15 years of business experience, including the co-founding of the Subsidiary in 1997 and the Company in 2002 and the newly establish Network Printing Solutions, Inc. in the United States.

Peter E. O'Farrelly    Age 37

        Mr. O'Farrelly is a co-founder of the Company and the Subsidiary and has served in the capacity of Sales Director of the Subsidiary since inception in 1997, and as Chief Executive Officer and Treasurer of the Company since inception in January 2002.

        Mr. O'Farrelly graduated from Moylish Information Technology College in Limerick, Ireland in 1983 at the age of 19. He majored in Electronic Engineering, Computer Engineering, and Software Development. In 1986, Mr. O'Farrelly received a degree in Electronics and Technology from the University of Limerick while working full time for Wang Laboratories.

        After his graduation from Moylish College in 1983, Mr. O'Farrelly was employed by Wang Laboratories where he served in the capacity of Trouble Shooting Engineer for product testing, product trouble shooting and in-house trouble shooting. He continued his education at the University of Limerick in the evenings while serving in this capacity.

        In 1986, Mr. O'Farrelly was recruited by Wang Ireland Computer Sales, where he was responsible for customer support and trouble shooting, customer information technology installation and integration, and certification of customer computer networks.

        Mr. O'Farrelly joined Bull Information Systems as a Senior Customer Support Engineer in 1987. He was responsible for Customer support and trouble shooting, mainframe installations and integration, and certification of mainframe networks.

        In 1988, Mr. O'Farrelly was employed as an Engineering Manager by Charter House, City of London. He managed the engineering department where he had responsibility for the profitability of this department as well as the staff, customer support, services and training.

        Mr. O'Farrelly joined WorldNet Limited as Technical Sales Director in 1989. He was responsible for the management of the engineering department, technical sales, product sales and marketing, and the profitability his department.

        Mr. O'Farrelly was appointed European Manager of Spur Products Corporation in 1990 at the age of 26. He was responsible for the European office of Spur, the profitability of the division, the financial accounting, contracts, and new products. He reported to the Executive Board of Spur Products Corporation. Mr. O'Farrelly held that position until 1997 when he left Spur to co-found Network Printing Solutions, Ltd.

        At the age of 37, Mr. O'Farrelly has 18 years of business experience including complete responsibility for a division of a significant business entity, and the co-founding of the Company and the Subsidiary.

Jeff Reese    Age 32

        Mr. Reese invested in the Company upon its formation. He then joined the Company as its Chief Financial Officer and U.S. Sales Manager on June 1, 2002. Prior to joining the Company, Mr. Reese served from November 2000 to May 2002 as a Corporate Systems Engineer for Danka Office Imaging. In that position he served as a liason between Danka Digital Marketing and third party vendors in the development and launch of custom hardware and software solutions. He was responsible for troubleshooting and resolving hardware and software problems encountered at client sites. In addition, Mr. Reese participated in the development and marketing of new products and represented his company at various trade shows.

        From May 1998 to September 2000, Mr. Reese held the position of Systems Analyst at Landata Technologies in Tampa, Florida. He was responsible for Windows NT, SQL Server, Watermark, and Informix administration and support in addition to customer support including the scheduling and implementation of new systems and trouble shooting systems problems.

        Prior to joining Landata, Mr. Reese held the position of Database Analyst for the Tampa Tribune from March 1998 through July 1998. In that capacity he performed market analysis and forecasting for both clients of the Tribune and outside clientele. Mr. Reese generated direct mail listings to support targeted marketing campaigns and modified software increasing the overall efficiency of the Tribune's operations.

        From September 1994 through July 1995, Mr. Reese was an Area Sales Manager for HECHT's, a retailer located in Winston-Salem, North Carolina. He was accountable for the sales of a department with annual revenues in excess of $1,000,000. Mr. Reese trained and supervised a staff of ten and maintained an automated inventory control system.

        Mr. Reese received his Masters of Business Administration degree from the University of South Florida in 1997, with a concentration in Finance and Information Systems. He received his Bachelors of Arts degree from the State University of New York at Albany in December of 1992. He majored in psychology and minored in business administration. He received certification as a Microsoft Certified Professional, Systems Engineer, in May 1999.

Executive Compensation

        The following table sets forth information regarding the compensation received for the three fiscal years ended December 31, 2001 by Peter E. O'Farrelly, the Chief Executive Officer of the Company (the "named executive officer"). None of the four other most highly compensated executive officers receiving a total annual salary and bonus of $100,000 or more.

 Summary Compensation Table

Long Term Compensation
	Annual Compensation				Awards		Payouts
Name and Principal Position(a)	Year(b)	Salary/ Consultant Fee ($)(c)	Bonus ($)(d)	Other Annual Comp ($)(e)	Restricted Stock Award(s) ($)(f)	Securities Underlying Options/SARS (#)(g)	LTIP Payouts ($)(h)	All Other Comp ($)(i)
Peter E. O'Farrelly Chairman and Chief Executive Officer of the Company	2001 2000 1999	71,040 71,040 71,040	9,000 9,000 45,000	— — —	— — —	— — —	— — —	— — —

(a)
The compensation paid to Mr. O'Farrelly was paid to him by Network Printing Solutions Ltd. (the "Subsidiary"). As of the date of this prospectus, no compensation has been paid to or accrued for any employee, officer or director of Network Printing Solutions, Inc. (the "Company").

(e)
After the completion of this offering, the Company will offer all employees a medical reimbursement program whereby up to $10,000 per family will be reimbursed by the Company to cover medical costs in excess of costs reimbursed by the employee's personal medical plan.

Director Compensation

        The two directors of the Company, Peter E. O'Farrelly and Peter J. Drysdale, have received no compensation from the Company or from the Subsidiary for their services as directors of the Company and the Subsidiary. The Company presently does not intend to compensate its directors since they are compensated in their capacities as executive officers.

Employee Benefits

Network Printing Solutions, Inc.

        Following completion of this offering, we will offer our U.S. employees the following benefit program:

  •
  Health Insurance

    A plan has been adopted for our U.S. employees that will pay for costs not covered by their personal health insurance plans up to $10,000 per immediate family member.

  •
  Vacations

    Each U.S. employee will be entitled to one week's paid vacation after one year of employment and two weeks paid vacation after two years of employment. Three weeks' paid vacation will be available after five years. Vacation time must be taken during the year it is earned and will not accrue to later years.

  •
  Sick pay

    Each U.S. employee will be entitled to five days sick pay per year. Sick pay does not accrue after the end of each year.

  •
  Holidays

    All federally recognized and holidays will be available to U.S. employees addition to one week during the Christmas - New Year's holiday season.

Network Printing Solutions Ltd.

        The Subsidiary offers its employees the same benefits available to the Company's U.S. employees.

 Certain Relationships and Related Transactions

        We have no existing or proposed material interests or transactions with our Subsidiary, officers, or directors, outside the ordinary course of business, except as described in this prospectus.

        Peter J. Drysdale and Peter E. O'Farrelly incorporated the Company on January 17, 2002. The Company was capitalized on March 4, 2002 with the nonpublic sale of 600,000 shares of common stock, sold at par ($0.001 per share), to Peter J. Drysdale (270,000 shares for $270.00), Peter E. O'Farrelly (230,000 shares for $230.00) and Jeff Reese (100,000 shares for $100.00). Mr. O'Farrelly and Mr. Drysdale commenced the business of the Company on January 17, 2002 as our Chairman and Chief Executive Officer and our President and Chief Operating Officer, respectively. Mr. Reese joined the management team of the Company, as our Chief Financial Officer and U.S. Sales Manager, on June 1, 2002.

        The Company acquired Network Printing Solutions Ltd. (the "Subsidiary") from Peter J. Drysdale and Peter E. O'Farrelly on April 5, 2002. Mr. Drysdale and Mr. O'Farrelly each owned 50 shares of the Subsidiary, which represented 100% of the issued and outstanding shares of the Subsidiary. To acquire the Subsidiary, we paid $12,000 ($6,480 or 54% to Mr. Drysdale and $5,520 or 46% to Mr. O'Farrelly, which by their agreement was based upon their respective ownership percentages of the Company immediately prior to such acquisition), and issued 800,000 shares of the common stock of the Company (432,000 or 54% to Mr. Drysdale and 368,000 or 46% to Mr. O'Farrelly).

        The purchase by the Company of all the outstanding shares of the Subsidiary resulted in the Company's assumption of all of the assets and liabilities of the Subsidiary as of April 5, 2002. A portion of those liabilities consisted of debentures totaling $125,487 which were sold in December 2001 by the Subsidiary to finance expansion. These securities were sold entirely in the United Kingdom, by a United Kingdom entity, only to residents of the United Kingdom and were not subject to registration in the United States. The purchasers are all citizens of the United Kingdom, and acquired the debentures prior to the incorporation of the Company. The investors are primarily friends, relatives and business associates of the Subsidiary. An aggregate of $14,200 of debentures was purchased by Messrs. O'Farrelly ($7,100) and Drysdale ($7,100). During 2002, a payment of $1,559.16 was made to Mr. Drysdale, reducing his debenture to $5,540.84. As of December 31, 2002, a total of $120,661.50 of these debentures remained outstanding. The debentures do not bear interest and mature on January 28, 2004. The debentures are convertible to shares of our common stock based upon the offering price or our shares as of the date our shares are listed on the Over-the-Counter Bulletin Board (the "OTC-BB"). Some of the debentures entitle the holder to convert to our shares based upon that listing price, and some entitle the holder to convert at a price equal to 40% of the listing price. $22,730 of the debentures are convertible to our shares at a conversion price equal to the listing price, and $97,931 of the debentures are convertible to our shares at a conversion price equal to 40% of the OTC-BB listing price. As described in Note 8 to the Financial Statements, the accounting value of the debentures is less than the $125,487 face value due to the options and conversion feature attached to the debentures. As of September 30, 2002 the accounting value of the debentures was $52,290. We intend to use a portion of the proceeds from this offering to retire the debentures if the debenture holders do not elect to convert their debentures to common stock.

        The following table lists the debenture holders by name, the total dollar amount of the debentures held by each holder as of December 31, 2002, the payments made to certain holders in 2002, the dollar amount of each holder's debentures which are convertible at the OTC-BB listing price and those convertible at 40% of the listing price, and the total number of shares of common stock of the Company which the holder may elect to receive upon surrender of his or her debentures assuming an OTC-BB listing price of $5.00. All shares of common stock issued by the Company in exchange for the debentures will be "restricted" securities. As such, the holders of those securities will not be able to sell or transfer the securities without registration of the securities under the Securities Act or pursuant to the Commission's Rule 144.

 Debenture Holders

Name of Debenture Holder	Total Dollar Amount of Debentures Held		Amount of Debenture Convertible at Listing Price (# of Shares Assuming $5.00 Price)	Amount of Debenture Convertible at 40% (# of Shares Assuming $2.00 Price)	Number of Shares Issuable Upon Conversion of All Debentures
RITCO (Brown Family Settlement)	$3,851.98	(1)	—	$3,851.98 (1,926)	1,926
Colin Chandler	$9,940.00		$2,182.81 (436)	$7,757.19 (3,878)	4,314
Lynford Chaperlin	$4,260.00		$935.50 (187)	$3,324.50 (1,662)	1,849
Chilli Club (David Allingham)	$1,420.00		$311.83 (62)	$1,108.17 (554)	616
Malcolm Coomber	$7,100.00		$1,559.16 (311)	$5,540.84 (2,770)	3,081
Mick Davidson	$7,100.00		$1,559.16 (311)	$5,540.84 (2,770)	3,081
Peter Drysdale(2)	$5,540.84	(3)	—	$5,540.84 (2,770)	2,770
Lynn Dukes	$9,793.11		$2,150.56 (430)	$7,642.55 (3,821)	4,251
Peter O'Farrelly(2)	$7,100.00		$1,559.16 (311)	$5,540.84 (2,770)	3,081
Alastair Gordon	$7,100.00		$1,559.16 (311)	$5,540.84 (2,770)	3,081
Charles Green	$4,260.00		$935.50 (187)	$3,324.50 (1,662)	1,849
Paul Hiscutt	$3,324.50	(4)	—	$3,324.50 (1,662)	1,662
Ibex Investments (Shaukat Hussein)	$2,840.00		$623.66 (124)	$2,216.34 (1,108)	1,232
Andrew Levy	$2,216.34	(5)	—	$2,216.34 (1,108)	1,108
John McCartney	$14,200.00		$3,118.31 (623)	$11,081.69 (5,540)	6,163
Ronald Miller	$1,420.00		$311.83 (62)	$1,108.17 (554)	616
Peter Minchell	$2,840.00		$623.66 (124)	$2,216.34 (1,108)	1,232

Andrew Newton	$7,100.00		$1,559.16 (311)	$5,540.84 (2,770)	3,081
Pleumartin Ltd. (Paul Gregory)	$9,938.39		$2,181.85 (436)	$7,756.54 (3,878)	4,314
John Twallin	$7,100.00		$1,559.16 (311)	$5,540.84 (2,770)	3,081
Pamela Wright	$2,216.34	(6)	—	$2,216.34 (1,108)	1,108

Totals	$120,661.50	(7)	$22,730.47 (4,537)	$97,931.03 (48,959)	53,496

(1)
The debenture purchased in December 2001 by RITCO was in the amount of $4,935.89. Of that amount, $1,083.91 was returned to the investor in 2002, pursuant to the agreement of the parties at the time the debenture was purchased, leaving an unpaid debenture amount of $3,851.98.

(2)
A director of the Company.

(3)
The debenture purchased in December 2001 by Mr. Drysdale, an officer and director of the Company, was in the amount of $7,100. Of that amount, $1,559.16 was returned to the investor in 2002, pursuant to the agreement of the parties at the time the debenture was purchased, leaving an unpaid debenture amount of $5,540.84.

(4)
The debenture purchased in December 2001 by Mr. Hiscutt was in the amount of $4,260. Of that amount, $935.50 was returned to the investor in 2002, pursuant to the agreement of the parties at the time the debenture was purchased, leaving an unpaid debenture amount of $3,324.50.

(5)
The debenture purchased in December 2001 by Mr. Levy was in the amount of $2,840. Of that amount, $623.66 was returned to the investor in 2002, pursuant to the agreement of the parties at the time the debenture was purchased, leaving an unpaid debenture amount of $2,216.34.

(6)
The debenture purchased in December 2001 by Ms. Wright was in the amount of $2,840. Of that amount, $623.66 was returned to the investor in 2002, pursuant to the agreement of the parties at the time the debenture was purchased, leaving an unpaid debenture amount of $2,216.34.

(7)
This amount does not include a total of $4,825.89 which was part of the original debenture amount sold in December 2001, but which was repaid during 2002, as disclosed in footnotes 1, 3, 4, 5 and 6. By adding these payments of $4,825.89 to the total debenture amount outstanding as of December 31, 2002 of $120,661.50, the resulting total of $125,487.39 is the total amount of the debentures originally issued in January 2002. As of December 31, 2002, the dollar amount of the debentures outstanding with a conversion price equal to the listing price ($22,730.47), plus the dollar amount of the debentures outstanding with a conversion price equal to 40% of the listing price ($97,931.03), totaled $120,661.50.

        As of September 30, 2002, our liabilities included $1,145 which was due to directors. This represents sums owing to Messrs. Drysdale ($                        ) and O'Farrelly ($                        ) as of that date for                        . The amount owing to them increases or decreases, depending upon                        .

        We have the power and authority under Delaware law to indemnify our directors, officers, and agents, against certain liabilities and expenses incurred in the performance of their duties. Rights of indemnification are provided in our articles of incorporation and bylaws. Indemnification may not be made, however, with respect to liability incurred in connection with gross negligence, willful misconduct and criminal acts. It is our intention that our officers, directors and agents be indemnified to the fullest extent permitted by applicable law. We intend to enter into indemnity agreements with each of our officers and directors in the near future.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

        In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suite or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by the Company is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        We anticipate that our officers, directors and subsidiary will continue to have transactions with us that are in the ordinary course of business. We intend that these transactions all be in accordance with applicable laws.

 Security Ownership of Certain Beneficial Owners and Management

        The following table lists all the shareholders of the Company who own 5% or more of the issued and outstanding shares of the Company as of December 31, 2002. Those shareholders are also the officers of the Company. Messrs. Drysdale and O'Farrelly also serve as directors of the Company.

Title of Class	Name and Address Of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class Beneficially Owned as of 12-31-02	Percent of Class Beneficially Owned following the Close of the Offering(1)
Common Stock	Peter J. Drysdale Director and Executive Officer 801 International Parkway Lake Mary, FL 327466	702,000(2)	50.143%	39.00%
Common Stock	Peter E. O'Farrelly Director and Executive Officer 801 International Parkway Lake Mary, FL 327466	598,000(3)	42.714%	33.22%
Common Stock	Jeff Reese Executive Officer 801 International Parkway Lake Mary, FL 327466	100,000	7.143%	5.55%
Common Stock	All directors and executive officers as a group (3 in number)	1,400,000	100.00%	77.77%

(1)
Assumes the sale of the maximum of 400,000 shares.

(2)
Does not include the shares (approximately 2,770 shares based upon an estimated $2.00 conversion price for $5,540.64 of debentures) which Mr. Drysdale has the right to receive upon conversion of the debentures owned by him. The debentures are convertible as of the date the shares of common stock of the Company are listed on the Over-the-Counter Bulletin Board. It is not anticipated that such listing shall occur within 60 days.

(3)
Does not include the shares (approximately 3,081 shares based upon conversion prices of $5.00 for $1,559.16 of debentures and $2.00 for $5,540.64 of debentures) which Mr. O'Farrelly has the right to receive upon conversion of the debentures owned by him. The debentures are convertible as of the date the shares of common stock of the Company are listed on the Over-the-Counter Bulletin Board. It is not anticipated that such listing shall occur within 60 days.

Description of Securities

Common Stock

        We are authorized to issue 2,500,000 shares of common stock, $0.001 par value per share, of which 1,400,000 shares are issued and outstanding. Each outstanding share of common stock is entitled to one vote, either in person or by proxy, on all matters that may be voted upon by their holders at meetings of the stockholders.

Holders of our Common Stock:

  (i)
  have equal ratable rights to dividends from funds legally available therefore, if declared by our board of directors;

  (ii)
  are entitled to share ratably in all of our assets available for distribution to holders of common stock upon our liquidation, dissolution or winding up;

  (iii)
  do not have preemptive, subscription or conversion rights or redemption or sinking fund provisions; and

  (iv)
  are entitled to one non-cumulative vote per share on all matters on which stockholders may vote at all meetings of our stockholders.

        All shares of our common stock will be fully paid for and non-assessable when issued, with no personal liability attaching to their ownership. The holders of shares of our common stock do not have cumulative voting rights, which means that the holders of more than 50% of outstanding shares voting for the election of directors can elect all of our directors if they so choose and, in such event, the holders of the remaining shares will not be able to elect any of our directors. At the completion of the offering, the present officers and directors and present stockholders will beneficially own at least 77% of the outstanding shares of common stock and a greater percentage of our shares if they purchase shares in the offering or if less than 400,000 shares are sold in the offering. Accordingly, after completion of the offering, our present stockholders will be in a position to control all of our affairs.

Preferred Stock

        We are not presently authorized to issue any preferred stock.

Future Financing

        In the event the proceeds of the offering are not sufficient to complete our expansion plans for our U.S. operations, we may seek additional financing. At this time, we believe that the proceeds of the offering will be sufficient for such purpose and therefore do not expect to issue any additional securities before we complete our expansion plans. However, we may issue additional securities, incur debt or procure other types of financing if needed. We have not entered into any agreements, plans or proposals for such financing and at present have no plans to do so. If we require additional financing, there is no guarantee that such financing will be available to us or if available that such financing will be on terms acceptable to us.

Reports to Stockholders

        We intend to furnish our stockholders with annual reports containing audited financial statements as soon as practicable after the end of each fiscal year. Our fiscal year ends on December 31.

        The public may read and copy any materials we file with the Securities and Exchange Commission at the Securities and Exchange Commissions Public Reference Room at 450 Fifth Street N.W., Washington, DC 20549. The public may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at (800) SEC-0330. The Securities and Exchange Commission maintains an internet site that contains reports, proxy information, information statements, and other information regarding issuers that file electronically with the Securities and Exchange Commission. The Securities and Exchange Commissions web site address is www.sec.gov.

        We maintain a web site at www.npsltd.com that contains information about our company, its products, press releases, and other information that may be of interest to you.

Dividends

        We have paid no dividends to date, and we do not anticipate paying dividends in the near future. We can give no assurance that we will ever issue dividends.

Transfer Agent

        We will appoint a transfer agent following completion of this offering and will notify all stockholders of that appointment at that time.

Plan of Distribution

Conduct of the Offering

        We hereby offer the right to subscribe for up to 400,000 shares at $5.00 per share on a "best efforts, minimum-maximum offering basis." We will not compensate any person in connection with the offer and sale of the shares.

        Our officers, Peter E. O'Farrelly, Peter J. Drysdale and Jeff Reese, shall distribute prospectuses related to the offering. We estimate that they will distribute approximately 200 prospectuses, limited to acquaintances, friends and business associates.

        Our officers, Peter E. O'Farrelly, Peter J. Drysdale and Jeff Reese, shall conduct the offering of the shares and shall only contact potential investors with whom they have a pre-existing relationship. Although Messrs. O'Farrelly, Drysdale and Reese are "associated persons" of us as that term is defined in Rule 3a4-1 under the Exchange Act, they will not be deemed to be brokers, because, as provided in Rule 3a4-1(a) and Rule 3a4-1(a)(4)(ii), each of them:

  (1)
  will not be subject to a statutory disqualification as that term is defined in Section 3(a)(39) of the Exchange Act at the time of his participation in the sale of our securities;

  (2)
  will not be compensated in connection with his participation in the sale of our securities by the payment of commissions or other remuneration based either directly or indirectly on transactions in securities;

  (3)
  will not be an associated person of a broker or dealer at the time of his participation in the sale of our securities; and

  (4)
  meets all of the following conditions:

  (A)
  primarily performs, or is intended primarily to perform at the end of the offering, substantial duties for or on behalf of the issuer otherwise than in connection with transactions in securities; and

  (B)
  was not a broker or dealer, or an associated person of a broker or dealer within the preceding 12 months; and

  (C)
  does not participate in selling an offering of securities for any issuer more than once every 12 months other than in reliance on paragraph a(4)(i) or (ii) of Rule 3a4-1.

        As of the date of the prospectus, we have not retained a broker in connection with the sale of the shares. In the event we retain a broker who may be deemed an underwriter, we will file an amendment to the registration statement with the Commission. However, we have no present intention of using a broker.

        We will not approach nor permit anyone acting on our behalf to approach a market maker or take any steps to request or encourage a market in our securities prior to the completion of a business combination and reconfirmation by our stockholders of their offering and their approval of the business combination transaction. We have not conducted any preliminary discussions or entered into any transactions with any market maker regarding a future trading market in our securities, nor do we have any plans to engage in any discussions. We do not intend to use consultants to obtain market makers. No member of our management, no promoter or anyone acting at their direction will recommend, encourage or advise investors to open brokerage accounts with any broker-dealer which makes a market in the shares. Our investors shall make their own decisions regarding whether to hold or sell their securities. We shall not exercise any influence over investors' decisions.

Method of Subscribing

        Persons may subscribe for shares by filling in and signing the subscription agreement and delivering it to us prior to the expiration date of the offering. Subscribers must pay $5.00 per share in cash or by check, bank draft or postal express money order payable in United States dollars to "Harbor National Bank as Escrow Agent for Network Printing Solutions, Inc." The offering is being made on a "best efforts, minimum-maximum offering basis." Thus, unless a minimum of 200,000 shares are sold, none will be sold.

        Our officers, directors, current stockholders and any of their affiliates or associates may purchase any amount of the shares offered hereby. Such purchases may be made in order to close the "minimum" offering. Shares purchased by our officers, directors and principal stockholders will be acquired for investment purposes and not with a view toward distribution.

Expiration Date

        The offering will end on March 31, 2003 unless we sell at least the minimum of 200,000 shares and elect to terminate the offering earlier, or extend it to a date on or before June 30, 2003.

        The proceeds from the offering will be held in escrow at Harbor National Bank, Newport Beach, California, pursuant to an escrow agreement, until at least the minimum number of shares have been sold. If we are not successful in selling at least the minimum of 200,000 shares on or before March 31, 2003, the funds raised will be promptly returned to investors, without interest.

Where You Can Find More Information

        We have not previously been required to comply with the reporting requirements of the Exchange Act. We have filed with the Commission a registration statement on Form SB-2 to register the shares of common stock. The prospectus is part of the registration statement, and, as permitted by the Commission's rules, does not contain all of the information in the registration statement. For further information about us, and the securities offered under the prospectus, you may refer to the registration statement and to the exhibits and schedules filed as part of this registration statement. As of the effective date of the registration statement, we will be a reporting company and will be subject to the reporting requirements of the Exchange Act. In the event that our obligation to file such reports is suspended under Section 15(d) of the Exchange Act we will voluntarily register in order to continue to file such periodic reports. Our filings may be inspected and copied without charge at the offices of the Commission, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. You may call the Commission at 1-800-SEC-0330 for further information on the public reference room. We have filed this registration statement and will file all future registration statements and other documents and reports electronically through EDGAR, the Electronic Data Gathering, Analysis and Retrieval System. These documents are publicly available through the Commission's Internet World Wide Web site at http://www.sec.gov.

        You can also call or write us at any time with any questions you may have. We would be pleased to speak with you about any subject of our business and the offering.

Legal Matters

        Richard E. Knecht, an attorney practicing in Newport Beach, California, will pass upon the validity of the shares of common stock offered by the prospectus for us.

Experts

        Our financial statements as of the periods ended December 31, 2001, 2000 and 1999, included in this prospectus and in the registration statement, have been so included in reliance upon the report of Grant Thornton, registered auditors and chartered accountants, included in this prospectus, and upon the authority of said firm as experts in accounting and auditing.

 Financial Statements

                      NETWORK PRINTING SOLUTIONS INC AND SUBSIDIARY (FORMERLY NETWORK PRINTING SOLUTIONS LIMITED)

                      INDEPENDENT AUDITORS' REPORTS AND CONSOLIDATED FINANCIAL STATEMENTS

                      FOR THE YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999

INDEPENDENT AUDITOR'S REPORT

To the Stockholders
Network Printing Solutions Inc and Subsidiary (Formerly Network Printing Solutions Limited)

        We have audited the accompanying consolidated balance sheets of Network Printing Solutions Inc. and Subsidiary (Formerly Network Printing Solutions Limited) as of December 31, 2001, 2000 and 1999 and the consolidated related statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Network Printing Solutions Inc. and Subsidiary as of December 31, 2001, 2000 and 1999, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2001 in conformity with accounting principles generally accepted in the United States of America.

GRANT THORNTON
REGISTERED AUDITORS
CHARTERED ACCOUNTANTS

OXFORD, ENGLAND
February 01, 2002 (except for footnote 2,
as to which the date is April 5, 2002)

NETWORK PRINTING SOLUTIONS INC. AND SUBSIDIARY
(FORMERLY NETWORK PRINTING SOLUTIONS LIMITED)

CONSOLIDATED BALANCE SHEETS

	September 30, 2002	December 31, 2001	December 31, 2000	December 31, 1999
	(unaudited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$479,500	$5,108	$80,192	$78,869
Accounts receivable, net	137,118	103,898	8,942	54,704
Prepaid expenses and other assets	68,601	741	321	712
Deferred tax asset	—	17,060	—	—
Other receivables	—	126,401	—	—
Inventories and work in progress	2,443	—	—	—

Total current assets	687,662	253,208	89,455	134,285

FIXED ASSETS, net	3,283	1,389	6,592	14,782

Total assets	$690,945	$254,597	$96,047	$149,067

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable	$229,804	$447	$—	$37,546
Due to directors'	1,145	9,737	27	2,303
Advance from pension fund	21,666	20,030	—	—
Corporation tax payable	8,241	7,619	19,389	18,927
VAT Payable	65,326	8,586	12,277	5,040
Accrued expenses	22,015	4,456	8,326	3,607
Customer advances	95,246	—	—	—
Deferred revenue	—	85,300	—	—

Total current liabilities	443,443	136,175	40,019	67,423

DEBENTURES	52,290	5,229	—	—
COMMITMENTS	—	—	—	—
STOCKHOLDERS' EQUITY
Common stock, authorised 100 shares at $1.63 par value; Issued and outstanding 100	—	163	163	163
Common stock, authorised 2,500,000 shares at $.001 par value; Issued and outstanding 1,400,000	1,400	—	—	—
Additional paid-in capital	124,850	125,487	—	—
Retained earnings (deficit)	72,570	(4,323)	62,864	82,525
Accumulated other comprehensive income (loss)	(3,608)	(8,134)	(6,999)	(1,044)

Total shareholders' equity	195,212	113,193	56,028	81,644

Total liabilities and stockholders' equity	$690,945	$254,597	$96,047	$149,067

The accompanying notes are an integral part of these financial statements

NETWORK PRINTING SOLUTIONS INC. AND SUBSIDIARY
(FORMERLY NETWORK PRINTING SOLUTIONS LIMITED)

CONSOLIDATED STATEMENTS OF OPERATIONS

	Nine months ended September 30,		Year ended December 31,
	2002	2001	2001	2000	1999
	(unaudited)
Revenues	$943,475	$168,021	$182,826	$379,401	$438,697
Cost of Sales	404,244	22,847	31,141	64,087	104,047

Gross profit	539,231	145,174	151,685	315,314	334,650
Selling and administrative expenses	353,125	149,389	197,738	223,048	226,400

Operating profit (loss)	186,106	(4,215)	(46,053)	92,266	108,250

OTHER INCOME (EXPENSE)
Interest income	1,129	810	871	1,858	2,398
Interest expense	(49,173)	(217)	(5,436)	(36)	(53)

	(48,044)	593	(4,565)	1,822	2,345

Net income/(loss) before taxes	138,062	(3,622)	(50,618)	94,088	110,595
Provision/(benefit) for income taxes	17,641	—	(9,374)	19,693	22,975

NET INCOME /(LOSS)	$120,421	$(3,622)	$(41,244)	$74,395	$87,620

INCOME/(LOSS) PER SHARE
—BASIC	$0.09	$—	$(0.03)	$0.05	$0.06

—DILUTED	$0.08	$—	$(0.03)	$0.05	$0.06

WEIGHTED AVERAGE SHARES OUTSTANDING:
BASIC	1,400,000	1,400,000	1,400,000	1,400,000	1,400,000
DILUTIVE POTENTIAL COMMON SHARES	53,512	—	—	53,512	53,512

ADJUSTED WEIGHTED AVERAGE SHARES	1,453,512	1,400,000	1,400,000	1,453,512	1,453,512

The accompanying footnotes form an integral part of these financial statements.

NETWORKPRINTING SOLUTIONS INC. AND SUBSIDIARY
(FORMERLY NETWORK PRINTING SOLUTIONS LIMITED)

CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIENCY)

	Common Stock
			Additional paid-in capital	Accumulated Other Comprehensive Income	Comprehensive Income	Retained Earnings	Total Stockholders Equity (Deficiency)
	Shares	Amount
Balance, January 1, 1999	100	$163	$—	$234		$49,910	$50,307
Dividends						(55,005)	(55,005)
Net income					$87,620	87,620	87,620
Foreign currency translation differences				(1,278)	(1,278)		(1,278)

Comprehensive income for the year	—	—			$86,342	—	—

Balance, December 31, 1999	100	163	$—	(1,044)		82,525	81,644
Dividends						(94,056)	(94,056)
Net income					$74,395	74,395	74,395
Foreign currency translation differences				(5,955)	(5,955)		(5,955)

Comprehensive income for the year	—	—			$68,440	—	—

Balance, December 31, 2000	100	163	$—	(6,999)		62,864	56,028
Dividends						(25,944)	(25,944)
Net loss					$(41,244)	(41,244)	(41,244)
Foreign currency translation differences				(1,135)	(1,135)		(1,135)

Comprehensive loss for the year					$(42,379)

Beneficial conversion feature of debentures
Debt			$70,496				$70,496
Option			54,991				54,991

Balance, December 31, 2001	100	$163	125,487	$(8,134)		$(4,323)	113,193
Reclassification of $1.62 common stock	(100)	(163)					(163)
Issuance of $.001 common stock	1,400,000	1,400	(637)				763
Dividends (unaudited)						(43,528)	(43,528)
Net income (unaudited)					$120,421	120,421	120,421
Translation differences (unaudited)				4,526	4,526		4,526

Comprehensive income for the period (unaudited)					$124,947

Balance September 30, 2002 (unaudited)	1,400,000	$1,400	$124,850	$(3,608)		$72,570	$195,212

The accompanying footnotes form an integral part of the financial statements

NETWORK PRINTING SOLUTIONS INC. AND SUBSIDIARY
(FORMERLY NETWORK PRINTING SOLUTIONS LIMITED

CONSOLIDATED STATEMENT OF CASH FLOWS

	Nine months ended September 30,		Year ended December 31,
	2002	2001	2001	2000	1999
	(unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income/(loss)	$120,421	$(3,622)	$(41,244)	$74,395	$87,620
Adjustments to reconcile net income to net cash/(used in) provided from operating activities
Depreciation	1,648	3,730	4,983	8,133	8,414
Accretion of debentures	47,061	—	5,229	—	—
Changes in assets and liabilities
Accounts receivables	(100,350)	(21,824)	(95,870)	45,762	(54,704)
Prepaid expenses and other assets	58,541	(9,007)	(420)	391	6,414
Inventory	(2,443)	(5,877)	—	—	—
Deferred revenue	(85,300)	—	85,300	—	—
Customer advances	95,246	—	—	—	—
Accounts payable	229,357	1,770	447	(37,394)	21,513
Accrued liabilities	67,965	(4,424)	10,409	9,990	(62,874)
Deferred taxes	17,060	—	(17,059)	—	—

Net cash/(used in) provided from operating activities	449,206	(39,254)	(48,225)	101,277	6,383

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of fixed assets	(3,542)	—	—	(965)	(3,636)

Net cash used in investing activities	(3,542)	—	—	(965)	(3,636)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from debentures, net of prepaid costs of $58,357	67,130	—	—	—	—
Bank overdraft	—	1,772	—	—	—
Issuance of common shares	600	—	—	—	—
Dividends paid	(43,528)	(25,908)	(25,944)	(94,056)	(55,005)

Net cash used in financing activities	24,202	(24,136)	(25,944)	(94,056)	(55,005)

Effects of exchanges rates on cash	4,526	(1,341)	(915)	(4,933)	(1,278)
INCREASE/(DECREASE) IN CASH	474,392	(64,731)	(75,084)	1,323	(53,536)
Cash and cash equivalents, beginning of year	5,108	80,192	80,192	78,869	132,405

Cash and cash equivalents, end of year	$479,500	$15,461	$5,108	$80,192	$78,869

Supplemental disclosures of cash flow information:
CASH PAID FOR INTEREST	$—	$200	$243	$36	$53

CASH PAID FOR TAXES	$—	$—	$18,711	$17,751	$21,968

NETWORK PRINTING SOLUTIONS INC. AND SUBSIDIARY
(FORMERLY NETWORK PRINTING SOLUTIONS LIMITED)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999
(information relating to September 30, 2002 and 2001 is unaudited)

1      NATURE OF BUSINESS

        Network Printing Solutions Inc. (NPS Inc or the Company), organized under the laws of the State of Delaware, develops and sells software that assists companies with their print management. The Company conducts its operations through its wholly owned subsidiary, Network Printing Solutions Limited (NPS Ltd), located in the United Kingdom. NPS Ltd was incorporated in the United Kingdom on August 4, 1997 and commenced trading on that day.

2      BASIS OF PRESENTATION

        The consolidated financial statements include the accounts of NPS Inc and its wholly owned subsidiary NPS Ltd.

        NPS Inc was incorporated in the State of Delaware on January 17, 2002. On April 5, 2002, NPS Inc, a non-operating company, acquired 100% of the outstanding common shares of NPS Ltd from the founders of NPS Ltd. The acquisition resulted in the owners of NPS Ltd having effective operating control of the combined entity.

        Under generally accepted accounting principles, the acquisition is considered to be a capital transaction in substance, rather than a business combination. That is, the acquisition is equivalent to the issuance of stock by NPS Ltd for the net monetary assets of NPS Inc, accompanied by a recapitalization, and is accounted for as a change in capital structure. Accordingly, the accounting for the Acquisition is identical to that resulting from a reverse acquisition, except that no goodwill is recorded. Under reverse takeover accounting, the post reverse-acquisition comparative historical financial statements of the "legal acquirer" (NPS Inc), are those of the "legal acquiree" (NPS Ltd) (i.e. the accounting acquirer).

        Accordingly, the consolidated financial statements of NPS Inc as of the periods presented, are the historical financial statements in NPS Ltd for those periods adjusted for the shares issued to acquire NPS Ltd. Earnings per share (EPS) calculations include the Company's change in capital structure for all periods presented.

3      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Use of estimates

        The preparation of the financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Significant estimates include the estimated useful lives of capitalised software development costs and reserves for potential bad debts. Actual results could differ from those estimates.

  Revenue recognition

        The Company recognises revenue in accordance with the provisions of Statement of Position 97-2, "Software Revenue Recognition". Revenue from software license fees is generally deferred and then recognised when there is evidence of an arrangement, the product has been delivered, fees are fixed and determinable, and collection of the fee is probable. Support revenue, including those bundled with the initial license fee, is deferred and recognised rateably over the service period, which is generally one year. Consulting and training service revenue is recognised as the services are performed.

  Cash and cash equivalents

        Cash and cash equivalents are defined as short-term, highly liquid investments with original investments of three months or less.

  Income taxes

        Income taxes are accounted for using an asset and liability approach, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the financial statement and tax basis of assets and liabilities at the applicable enacted tax rates. A valuation allowance is established if it is more likely than not that some or all of its deferred tax assets will not be realised.

  Inventories

        Inventory consists of finished items value at the lower of cost and net realizable value. Work in progress consists of time and materials valued at the lower of cost and net realizable value. The value of work-in-progress at September 30, 2002 was $2,443.

  Advertising

        The Company expenses advertising costs as incurred. Advertising expense amounted to £Nil, $4,331 and $2,102 in 2001, 2000 and 1999, respectively.

  Fixed assets

        Fixed assets are stated at cost. Depreciation is computed using the straight-line method over the estimated lives of the depreciable assets estimated at four years. Repairs and maintenance costs are expensed as incurred.

  Major customer

        Sales to two major customer accounted for 72.6% and 21.8% of sales in 2001. Sales to one major customer accounted for 86.3% and 95% of sales for 2000 and 1999, respectively.

  Software Development Costs

        The Company capitalizes software development costs incurred to develop software in accordance with Statement of Financial Accounting Standards (SFAS) No. 86, Accounting for the Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed. Costs are capitalized after technological feasibility is achieved, generally upon the development of a working model. To date, software developments costs capitalizable under SFAS No. 86 have not been material.

  Other Receivables

        At December 31, 2001 Other Receivables comprised receivables relating to the debentures issued in 2001 for cash collected in 2002.

  Foreign exchange translation adjustments

        The consolidated financial statements are presented in US dollars using the principles set out in Statement of Financial Accounting Standard No. 52 "Foreign Currency Translation" (SFAS No. 52).

Assets and liabilities are translated at the rate of exchange in effect at the close of the period. Revenues and expenses are translated at the weighted average of exchange rates in effect during the period. The effects of exchange rate fluctuations on translating foreign currency assets and liabilities into US dollars are included as part of the accumulated other comprehensive income component of stockholders' equity.

  Fair value of financial instruments

        The Company's financial instruments, including cash, accounts receivable and accounts payable are carried at cost, which approximates their fair value because of the short-term maturity of these instruments.

  New accounting pronouncements

        On June 29, 2001, the Financial Accounting Standards Board (FASB) approved for issuance Statement of Financial Accounting Standards (SFAS) 141, Business Combinations, and SFAS 142, Goodwill and Intangible Assets. Major provisions of these Statements are as follows: All business combinations initiated after June 30, 2001 must use the purchase method of accounting; the pooling of interest method of accounting is prohibited except for transactions initiated before July 1, 2001; intangible assets acquired in a business combination must be recorded separately from goodwill if they arise from contractual or other legal rights or are separable from the acquired entity and can be sold, transferred, licensed, rented or exchanged, either individually or as part of a related contract, asset or liability; goodwill and intangible assets with indefinite lives are not amortised but are tested for impairment annually except in certain circumstances and whenever there is an impairment indicator; all acquired goodwill must be assigned to reporting units for purposes of impairment testing and segment reporting; effective January 1, 2002, goodwill will no longer be subject to amortisation. The adoption of SFAS 142, on January 1, 2002, did not have an effect on our consolidated financial position or results of operations.

        In June 2001, the FASB issued Statement of Financial Accounting Standards No. 143 "Accounting for Asset Retirement Obligations" (Statement 143). Statement 143 requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. We are required to adopt Statement 143, for the year beginning January 1, 2003. The adoption of Statement 143 is not expected to have a material effect on our consolidated financial position or results of operations.

        The FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," in August 2001. SFAS No. 144, which addresses financial accounting and reporting for the impairment of long-lived assets and for long-lived assets to be disposed of, supercedes SFAS No. 121 and is effective for fiscal years beginning after December 15, 2001. The adoption of SFAS 144 on January 1, 2002 did not have a material impact on our financial position and results of operations.

        In June 2002, the FASB issued Statement 146, "Accounting for Costs Associated with Exit or Disposal Activities". SFAS 146 replaces previous accounting guidance provided by EITF 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)", and requires companies to recognize costs associated with exit or disposal activities only when a liability for these costs are incurred (subsequent to a commitment to a plan) rather than at the date of a commitment to an exit or disposal plan. Examples of costs covered by the Statement include lease termination costs and certain employee severance costs that are associated with a restructuring, discontinued operations, plant closings, or other initiated after December 31, 2002. We believe the adoption of SFAS 146 will not have a material impact on the Company's financial statements.

  Unaudited Interim Financial Information

        The financial information as of September 30, 2002 and for the nine months ended September 30, 2002 and 2001 is unaudited, but includes all adjustments (consisting only of normal recurring adjustments) that the company considers necessary for fair presentation of the financial position at such dates and the results of operations and cash flows for the periods then ended. Operating results for the nine months ended September 30, 2002 are not necessarily indicative of results that may be expected for the entire year.

4      FIXED ASSETS, NET

        Fixed assets consist of the following:

	September 30, 2002	December 31, 2001	December 31, 2000	December 31, 1999
	(unaudited)
Furniture and equipment	$9,267	$8,822	$9,077	$8,802
Computer equipment	26,827	22,299	22,945	24,850

	36,094	31,121	32,022	33,652
Less accumulated depreciation	(32,811)	(29,732)	(25,430)	(18,870)

	$3,283	$1,389	$6,592	$14,782

5      COMMON STOCK

        On April 5, 2002 Network Printing Solutions Inc. (a company incorporated in Delaware) ("NPS Inc"), acquired the entire share capital of the Network Printing Solutions Limited for $12,000 and 800,000 shares of common stock of NPS Inc.

6      INCOME TAXES

        The Company pays taxes in the United Kingdom. The provision (benefit) for income taxes consisted of:

	Nine months ended September 30, 2002	Year ended December 31
		2001	2000	1999
	(unaudited)
Current tax	$—	$7,685	$19,693	$22,975
Deferred taxation	17,641	(17,059)	—	—

Total provision (benefit) for income taxes	$17,641	$(9,374)	$19,693	$22,975

        A reconciliation of the income tax provision (benefit) to the amount expected using the UK expected rate follows:

	2001		2000		1999
Expected amount using UK expected rate	$(9,085)	20%	$18,818	20%	$22,119	20%
Effects of other non-deductible expenses	(289)	0.6%	856	0.9%	855	0.8%

Effective tax	$(9,374)	20.6%	$19,693	20.9%	$22,975	20.8%

        The deferred tax asset relates to deferred revenue.

7      COMMITMENTS

  Lease commitments

        The Company leases its office space under an operating lease expiring in April 2003. The Company has an option to extend the lease for another two years. Rent expense under all leases was $24,214, $25,486 and $25,885 in 2001, 2000 and 1999, respectively.

        Future minimum lease payments required under the non-cancellable operating lease is as follows:

Year Ending December 31,
2002	$24,400
2003	6,100

$30,500

        The Company has also entered into various supplier contracts but has no financial commitments under such contracts.

8      DEBENTURES

        In December 2001, the NPS Ltd issued debentures to various individuals with a face value of $125,487. Net proceeds to the company were $67,130 with the rest of the funds used to prepay certain offering expenses. The two directors received $14,200 worth of debentures. The term of the debentures is 2 years and they bear no interest. The holders have an option to convert the debentures into common stock of NPS Ltd. In January 2002, the terms were amended such that the holders can convert into common shares of Network Printing Solutions Inc.

        Certain holders have an option price equal to the offer price on the date the shares are listed on the Over-The-Counter Bulletin Board and certain holders have an option price at 40% of that offer price.

        Management has estimated the fair value of these options, using the Back-Scholes Model option-pricing model, at $70,496. This will be recorded as additional interest expense over the life of the debenture.

        The fair value of the option was deemed to be a discount to the conversion price of the debenture outstanding. The discount has been credited to additional paid-in capital in the Company's balance sheet and will be recorded as additional financing over the term of the debenture. The estimated fair value, as calculated by management, was $54,991.

        The following amounts have been recorded:

Face value of debentures issued	$125,487
Fair value of option to convert	70,496
Beneficial conversion value	54,991

Accounting value of debenture at date of issuance	—
Accretion in 2001	5,229

Accounting value at December 31, 2001	5,229
Accretion of interest for the nine months ended September 30, 2002	47,061

Accounting value of debenture at September 30, 2002	$52,290

[Outside Back Cover of Prospectus]

DEALER PROSPECTUS DELIVERY OBLIGATION

        Until March 31, 2003 all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II:    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.    INDEMNIFICATION OF DIRECTORS AND OFFICERS

        ARTICLE SEVENTH of the Articles of Incorporation of Network Printing Solutions, Inc. provides that no director shall be personally liable to the corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director. ARTICLE SEVENTH further provides that notwithstanding this indemnification, a director shall be liable to the extent provided by applicable law, (1) for breach of the director's duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith, (3) pursuant to Section 174 of the Delaware General Corporation Law (improper payment of dividend or improper stock purchases or redemptions), or (4) for any transactions for which the director derives an improper personal benefit.

        Section 145(a) of the Delaware General Corporation Law permits indemnification of officers, directors, employees or agents for attorneys' fees and other expenses as well as judgments or amounts paid in settlement and civil cases. The subsection applies only to third party actions, not to actions brought by or in the right of the corporation. The person seeking indemnification must have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation. Section 145(e) of the Delaware General Corporation Law provides for the advancement of attorneys' fees and other legal expenses to officers and directors in connection with any civil, criminal, administrative or investigative proceedings.

        It is our intention that our officers, directors and agents be indemnified to the fullest extent permitted by applicable law, and toward that end we intend to enter into indemnity agreements with each of our officers and directors in the near future.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, Network Printing Solutions, Inc. has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by a director, officer or controlling person of the company in the successful defense of any action) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel, the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the questions whether our indemnification is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

Commissions	$0
Printing and copying costs	2,500
Legal fees and expenses	10,000
Accounting fees and expenses	7,500
Filing fees	500
Postage	500
Miscellaneous	4,000

Total:	$25,000	*

*
Estimate only.

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

Unregistered Securities Issued or Sold Within One Year.

(a)
March 4, 2002:

        Network Printing Solutions, Inc. (the "Company") was incorporated on January 17, 2002. Shares of its common stock were issued on March 4, 2002 as follows:

	1.	Issuer:	Network Printing Solutions, Inc.
	2.	Date:	March 4, 2002
	3.	Common Stock:	600,000 shares representing all of the issued and outstanding shares of the Company as of March 4, 2002
	4.	Consideration:	$600.00 ($0.001 per share)
	5.	Names of persons to whom shares were issued:	Peter Drysdale, President and COO	270,000 shares
			Peter O'Farrelly, Chairman & CEO	230,000 shares
			Jeff Reese, Chief Financial Officer	100,000 shares
	6.	Exemption:	Non-public offering under Section 4(2) to accredited investors only.
(b)	January 29, 2002
	1.	Issuer	Network Printing Solutions Ltd.
	2.	Date:	January 29, 2002 (fully amended debentures originally issued in December 2001)
	3.	Debentures:
$125,487 of Non-interest bearing, Subordinated, Convertible Debentures, convertible into common stock of the Company, were issued to 21 residents of the United Kingdom by Network Printing Solutions Ltd. (the "Subsidiary"). Maturity date for all the debentures is 24 months (January 28, 2004). The holders have an option to convert the debentures into common stock of the Subsidiary, exercisable at any time after the common stock of the Company has been listed for trading on the Over-the-Counter Bulletin Board. Certain holders have an option price equal to the price the common stock is offered as of the date the Company has listed its shares for trading ("Listing Date") on the Over-the-Counter Bulletin Board, but in no event less than $1.00. Other holders have an option price at 40% of such offered price as of the Listing Date, but in no event less than $1.00. As of September 30, 2002, the amount due under the debentures was $120,661. The Company has allocated the use of up to $120,661 of the proceeds of this offering to retire the debentures on January 28, 2004 in the event they are not converted to common stock of the Company prior to that date. Shares issued upon conversion of the debentures will be restricted securities until registered by the Company.
	4.	Consideration:	$125,487.

5.	Exemption	Non-public offering under Section 4(2) to accredited investors only. Each of the debenture holders was a resident of the United Kingdom at the time his or her debenture was issued.
(c)
April 5, 2002:

        On April 5, 2002 the Company acquired all of the stock of Network Printing Solutions Ltd. (the "Subsidiary") from the shareholders of record of the Subsidiary for $12,000 and 800,000 shares of common stock of the Company. The following shares of common stock of the Company were issued:

	Peter Drysdale	432,000	shares
	Peter O'Farrelly	368,000	shares
	Total shares	800,000	shares

Exemption:	Non-public offering under Section 4(2) to accredited investors only.

ITEM 27. EXHIBITS

3.1	Articles of Incorporation*
3.2	Bylaws*
4.1	Specimen Certificate of Common Stock*
5	Opinion of Richard E. Knecht
10.1	Exclusive Reseller Agreement between Network Printing Solutions, Ltd. ("NPS Ltd.") and Danka Office Imaging Company dated January 1, 2000
10.2	Credit Agreement between NPS Ltd. and Metrologie U.K. Limited, dated August 12, 1997*
10.3	Non-Disclosure Agreement between NPS Ltd. and Accu-Tech Sysytems, dated November 16, 1999*
10.4	Loan Equipment Agreement between NPS Ltd. and Accu-Tech Systems, dated November 16, 1999*
10.5	Credit Agreement between NPS Ltd. and Northamber, dated August 15, 1997*
10.6	Distribution Agreement between NPS Ltd. and Ingram Micro (U.K.) Ltd.*
10.7	Credit Agreement between NPS Ltd. and with Arrow Electronics (U.K.) Limited, dated July 3, 2000*
10.8	Escrow Agreement with Harbor National Bank (revised)
10.9	Form of Debenture Agreement (40% of Offered Price on the Date of Listing)*
10.10	Form of Debenture Agreement (Offered Price on the Date of Listing)*
10.11	Reseller Agreement with BEKA Electronik Germany
23.1	Consent of Richard E. Knecht, Esq. (Included in Exhibit 5)
23.2	Consent of Grant Thornton
99.1	Subscription Application*

*
Previously filed.

ITEM 28. UNDERTAKINGS

        (1)  Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

        (2)  The small business issuer will:

            (i)  File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to: (a) Include any prospectus required by Section 10(a)(3) of the Act; (b) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement, (c) Include any additional or changed material information on the plan of distribution.

          (ii)  For determining any liability under the Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time as the initial bona fide offering of those securities.

          (iii)  File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

SIGNATURES

        In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2/A and authorized this registration statement to be signed on its behalf by the undersigned, in Lake Mary, Florida, on January 13, 2003.

Network Printing Solutions, Inc.
By:	/s/ PETER E. O'FARRELLY
Peter E. O'Farrelly Chairman and Chief Executive Officer
By:	/s/ JEFF REESE
Jeff Reese Chief Financial Officer and Principal Accounting Officer

        In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

Signature	Title	Date
/s/ PETER E. O'FARRELLY Peter E. O'Farrelly	Chairman of the Board and Chief Executive Officer and Director	January 13, 2003
/s/ PETER J. DRYSDALE Peter J. Drysdale	President, Chief Operating Officer and Director	January 13, 2003
/s/ JEFF REESE Jeff Reese	Chief Financial Officer and Director and Principal Accounting Officer	January 13, 2003

INDEX TO EXHIBITS

Exhibit Number	Description	Page
3.1	Articles of Incorporation*
3.2	Bylaws*
4.1	Specimen Certificate of Common Stock*
5	Opinion of Richard E. Knecht
10.1	Exclusive Reseller Agreement between Network Printing Solutions, Ltd. ("NPS Ltd.") and Danka Office Imaging Company, dated January 1, 2000
10.2	Credit Agreement between NPS Ltd. and Metrologie U.K. Limited, dated August 12, 1997*
10.3	Non-Disclosure Agreement between NPS Ltd. and Accu-Tech Sysytems, dated November 16, 1999*
10.4	Loan Equipment Agreement between NPS Ltd. and Accu-Tech Systems, dated November 16, 1999*
10.5	Credit Agreement between NPS Ltd. and Northamber, dated August 15, 1997*
10.6	Distribution Agreement between NPS Ltd. and Ingram Micro (U.K.) Ltd.*
10.7	Credit Agreement between NPS Ltd. and with Arrow Electronics (U.K.) Limited, dated July 3, 2000*
10.8	Escrow Agreement with Harbor National Bank (as amended)
10.9	Copy of Form of Debenture Agreement (40% of Offered Price as of Listing Date)*
10.10	Copy of Form of Debenture Agreement (Offered Price as of Listing Date)*
10.11	Reseller Agreement with BEKA Electronik Germany
23.1	Consent of Richard E. Knecht, Esq.**
23.2	Consent of Grant Thornton
99.1	Subscription Application*

*
Previously filed.

**
Included in Exhibit 5

QuickLinks

Table of Contents
Prospectus Summary
The Offering
Selected Financial Data and Financial Information
Risk Factors
Forward Looking Information
Terms of the Offering
How to Subscribe
Use of Proceeds
Capitalization
Determination of Offering Price
Dilution
Management's Discussion and Analysis of Financial Condition and Results of Operations
Business of the Company
Marketing
Management
Summary Compensation Table
Certain Relationships and Related Transactions
Debenture Holders
Security Ownership of Certain Beneficial Owners and Management
Description of Securities
Plan of Distribution
Where You Can Find More Information
Legal Matters
Experts
Financial Statements
INDEPENDENT AUDITOR'S REPORT
NETWORK PRINTING SOLUTIONS INC. AND SUBSIDIARY (FORMERLY NETWORK PRINTING SOLUTIONS LIMITED) CONSOLIDATED BALANCE SHEETS
NETWORK PRINTING SOLUTIONS INC. AND SUBSIDIARY (FORMERLY NETWORK PRINTING SOLUTIONS LIMITED) CONSOLIDATED STATEMENTS OF OPERATIONS
NETWORK PRINTING SOLUTIONS INC. AND SUBSIDIARY (FORMERLY NETWORK PRINTING SOLUTIONS LIMITED CONSOLIDATED STATEMENT OF CASH FLOWS
NETWORK PRINTING SOLUTIONS INC. AND SUBSIDIARY (FORMERLY NETWORK PRINTING SOLUTIONS LIMITED) NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999 (information relating to September 30, 2002 and 2001 is unaudited)
  PART II: INFORMATION NOT REQUIRED IN PROSPECTUS
  ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS
  ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION
  ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES
  ITEM 27. EXHIBITS
  ITEM 28. UNDERTAKINGS
SIGNATURES
INDEX TO EXHIBITS